Form 10-K, Exhibit 13
period 2011-12-31
PAR TECHNOLOGY CORP
filed 2012-04-04
CIK 708821

Exhibit 10.13

* * * TEXT OMITTED AND FILED SEPARATELY

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(3), 200.80(b)(4) and 230.406

EXECUTION COPY

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of December 23, 2011 among PAR Technology Corporation, a Delaware corporation (the “Parent”), PAR Government Systems Corporation, a New York corporation (“PAR-G”), and Par Logistics Management Systems Corporation, a New York corporation (the “Business Subsidiary”) (the Parent, PAR-G, and the Business Subsidiary are each individually referred to herein as a “Seller” and are collectively referred to herein as the “Sellers”), and ORBCOMM Inc., a Delaware corporation and PLMS Acquisition, LLC, a Delaware limited liability company, jointly and severally (each, and collectively, the “Buyer”).  The Sellers and the Buyer are referred to collectively herein as the “Parties.”

INTRODUCTION

1.
The Sellers are engaged, primarily through the Business Subsidiary, in the business of (i) researching, developing, designing, engineering, selling, distributing, installing, modifying, servicing and supporting wireless asset and GPS tracking and monitoring products and services and (ii) activities related to the foregoing (the “Business”);

2.	PLMS Acquisition, LLC is an indirect wholly-owned subsidiary of the Buyer, formed to receive the Acquired Assets and operate the Business after the Closing;

3.
The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the assets of the Sellers relating exclusively or primarily to the Business (other than assets excluded pursuant hereto), subject to the assumption of certain related liabilities and upon the terms and subject to the conditions set forth herein;

4.
Simultaneously with the execution and delivery of this Agreement, the Parties are entering into the Transition Services Agreement (as defined below) providing for certain post-closing transition services; and

5.	Capitalized terms used in this Agreement shall have the meanings specified in Article IX;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I.

THE ASSET PURCHASE

1.1 Purchase and Sale of Assets.

(a) Except for Excluded Assets, upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Sellers, and the Sellers shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing, for the consideration specified below in this Article I, all right, title and interest in, to and under (i) the Business Intellectual Property (free and clear of any Liens, other than Permitted Liens), and (ii) all other assets, properties and rights (whether tangible or intangible, real, personal or mixed, fixed, contingent or otherwise, and wherever located) of the Business Subsidiary or otherwise exclusively or primarily related to the Business (except for Excluded Assets), in each case free and clear of any Liens, other than Permitted Liens, as the same shall exist on the Closing Date, including the following:

(i)	all accounts, loans and notes receivable (whether current or not current), performance and surety bonds and letters of credit or other similar instruments in favor of the Business Subsidiary;

(ii)
all inventories, including finished products, work-in-process, materials, parts, components, production stock, accessories, supplies and consigned inventory (including all such inventories that are held by third parties);

(iii)
all machinery, equipment, tooling, plant and office equipment, test equipment, laboratory equipment and supplies, repair parts, repair stock, tools, computer hardware and software, engineering and design equipment, and other tangible personal property, together with any rights, claims and interests arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof;

(iv)
all Contracts, including all rights to receive payment for products sold or services rendered, and to receive goods and services, pursuant to Contracts and to assert claims and to take other actions in respect of breaches, defaults and other violations thereunder (whether or not arising or asserted before, on or after the Closing Date);

(v)	all credits, advances, prepaid expenses, deposits and retentions held by third parties, including those held by third parties under Contracts;

(vi)	all Permits;

(vii)	the benefits of coverage provided by insurance policies of the Business Subsidiary (with respect to the Business) in respect of matters as set forth in Section 6.11;

(viii)
all operating, design, manufacturing, test and other data and records (in each case, in whatever form or medium, including electronic media), including blueprints, research and development files, data and laboratory books and copies of: (a) all books, records, notes and shipping records; (b) sale and purchase correspondence and files and sales order files; (c) copies of Tax Returns; (d) all financial and accounting data and records; (e) sales and sales promotional material and data and advertising materials; (f) customer credit information; (g) cost and pricing information; (h) customer and supplier lists, business plans, and reference catalogs; (i) payroll and personnel records and procedures; (j) litigation files and (k) other similar property, rights and information;

(ix)	the name “Logistics Management Systems” and any other names used in connection with the Business;

(x)	all rights in and to products sold or leased by the Business and products of the Business currently in development;

(xi)
all causes of action, choses in action, lawsuits, judgments, claims, rights under express or implied warranties, guarantees, indemnities and similar rights in favor of the Business Subsidiary, rights of recovery, rights of set-off, rights of subrogation and all other rights and demands of any nature available to or being pursued by the Business Subsidiary;

(xii)	all goodwill and going concern value of the Business;

(xiii)	all other assets, properties and rights (other than Excluded Assets), including those reflected as assets on the Final Closing Statement;

(xiv)	the assets, properties and rights specified on Schedule 1.1(a).

The assets, properties and rights of the Business Subsidiary to be sold, assigned, conveyed, transferred and delivered to the Buyer pursuant to this Agreement are herein collectively referred to as the “Acquired Assets”.  The term “Acquired Assets” will include all additions and replacements to any of the items described in this Section 1.1(a) from the date of this Agreement through the Closing Date, and will exclude, to the extent permitted by this Agreement, all deletions, sales or other disposals of any of the foregoing from the date of this Agreement through the Closing Date.

(b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the “Excluded Assets” specified on Schedule 1.1(b).

1.2 Assumption of Liabilities.

(a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, only the following Liabilities (the “Assumed Liabilities”):

(i)	the Liabilities specified on Schedule 1.2(a);

(ii)
express contractual performance obligations due or arising after the Closing (other than obligations relating to Retained Liabilities) of the Business arising under Contracts that constitute Acquired Assets (it being understood and agreed that, except as provided in clause (iv) of this Section 1.2(a), Assumed Liabilities described in this clause (ii) will exclude any amounts due or payable as of the Closing under or in respect of Contracts that constitute Acquired Assets);

(iii)	Liabilities expressly assumed by the Buyer pursuant to Section 4.6 of this Agreement, but only to the extent and in the amounts provided for on the Final Closing Statement; and

(iv)
Liabilities (other than Retained Liabilities) which are not included in clause (i), (ii) or (iii) of this Section 1.2(a), but only to the extent and in the amounts provided for on the Final Closing Statement.

The Buyer will assume no other Liabilities whatsoever.

(b) Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Sellers shall remain liable for, all Retained Liabilities, including the Liabilities specified on Schedule 1.2(b) and all other liabilities of the Sellers and their respective Affiliates not constituting Assumed Liabilities.

1.3 Purchase Price.  The purchase price to be paid by the Buyer for the Acquired Assets at the Closing shall be:

(a) $4,000,000 in cash (the “Closing Payment”);

(b) 258,065 shares of common stock of the Buyer (“Buyer Stock”); and

(c) 387,097 shares of Buyer Stock to be held in escrow pursuant to the Escrow Agreement (the “Escrowed Shares”).

1.4 Base Earn-Out.

(a) As additional consideration for the Acquired Assets, subject to the terms and conditions set forth below, the Buyer will pay to the Parent an aggregate amount, if any (the “Base Earn-Out Amount”), equal to (i) the difference of (A) the Adjusted Subscriber Base minus (B) 27,868, multiplied by (ii) $355.15; provided, however, that the Base Earn-Out Amount shall in no event be less than $0 or greater than $3,000,000.  For the avoidance of doubt, if the calculation of the Base Earn-Out Amount results in a negative number, the Base Earn-Out Amount will be deemed to be zero.

(b) Subject to Section 1.4(d), the Base Earn-Out Amount will be paid by the Buyer within 30 days after the filing of the Buyer's Form 10-K for the fiscal year ending December 31, 2012 in accordance with the following payment procedures: at the sole option of the Buyer, (A) by delivery to the Parent of that number of whole shares of Buyer Stock equal to the Base Earn Out Amount divided by the Base Earn-Out Market Price, (B) by delivery to the Parent by wire transfer of immediately available funds to the Parent for an amount in dollars equal to the Base Earn-Out Amount, or (C) by delivery to the Parent of any combination of shares of Buyer Stock and amounts in dollars, provided that the aggregate value of shares of Buyer Stock (such shares to be valued at its Base Earn-Out Market Price) and cash paid to the Parent pursuant to this clause (C) is equal to the Base Earn-Out Amount.

(c) On or before January 21, 2013, the Buyer will deliver to the Parent a preliminary statement prepared by the Buyer setting forth the Adjusted Subscriber Base at December 31, 2012 and stating whether any Base Earn-Out Amount is payable pursuant to this Section 1.4, with appropriate supporting calculations and supporting documentation (the “Preliminary Base Earn-Out Statement”), which Preliminary Base Earn-Out Statement shall be the Buyer’s best reasonable forecast of the final calculation of the same (the “Base Earn-Out Statement”), which shall be delivered by the Buyer to the Parent not later than March 1, 2013.

(d) After the Base Earn-Out Statement has been delivered by the Buyer to the Parent pursuant to Section 1.4(c), the Parent may within fifteen (15) business days after the receipt thereof exercise the right to audit the Base Earn-Out Statement by so notifying the Buyer in a written statement specifying the nature and reasons for the Parent's disagreement with the Buyer's determination (a “Base Earn-Out Audit Notice”).  The portion of the Base Earn-Out Amount which is not disputed by the Parent in the Base Earn-Out Audit Notice shall be immediately payable by the Buyer pursuant to Section 1.4(b).  The portion of the Base Earn-Out Amount which is disputed by the Parent in the Base Earn-Out Audit Notice shall be governed by Section 1.6.

(e) For purposes of this Section 1.4:

(i)
“2012 Aggregate Billable Subscriber Additions” shall mean the aggregate billable subscriber additions of the Business for the calendar year 2012 attributable to the sum of: (A)(i) dry van tracking products (except as expressly set forth in Schedule 1.4(e)(i)) plus (ii) refrigerated tracking products (other than rail products or sea bound containers) sold to Existing PLMS Customers who are not also Existing Buyer Customers (whether sold directly or through an ORBCOMM Channel Partner or a PLMS Channel Partner), plus (B) fifty percent (50%) of refrigerated tracking products (other than rail products or sea bound containers) sold to a customer who is not either an Existing Buyer Customer or an Existing PLMS Customer (whether sold directly to the new customer or through a PLMS Channel Partner, except if sold to or through an ORBCOMM Channel Partner), plus (C) fifty percent (50%) of refrigerated tracking products (other than rail products or sea bound containers) sold to a joint customer or joint channel partner set forth on Schedule 1.4(e)(i), whether directly or through a PLMS Channel Partner or ORBCOMM Channel Partner.  The scoring methodology of 2012 Aggregate Billable Subscriber Additions is illustrated on Schedule 1.4(e)(i).

(ii)
“Adjusted Subscriber Base” shall mean the billable subscriber base of the Business as of December 31, 2011, less aggregate subscriber disconnections of the Business for the calendar year 2012, plus 2012 Aggregate Billable Subscriber Additions; provided, however, that the Adjusted Subscriber Base shall exclude any subscribers attributable to (A) the [* * *] opportunity described in Section 1.5 below; or (B) rail products or sea bound container products.

(iii)	“Base Earn-Out Market Price” means the average closing price of Buyer Stock for the 20-trading day period ending on the third trading day preceding the date of payment.

(iv)	“Existing Buyer Customers” shall mean those customers of the Buyer or StarTrak as set forth on Schedule 1.4(e)(iv).

(v)	“Existing PLMS Customers” shall mean those customers of the Business Subsidiary as set forth on Schedule 1.4(e)(v).

(vi)	“ORBCOMM Channel Partner” shall mean those channel partners of the Buyer as set forth on Schedule 1.4(e)(vi).

(vii)	“PLMS Channel Partner” shall mean those channel partners of the Business Subsidiary as set forth on Schedule 1.4(e)(vii).

(viii)	“StarTrak” shall mean StarTrak Information Technologies, LLC, a wholly-owned subsidiary of the Buyer.

1.5 [* * *] Earn-Out.

(a) As additional consideration for the Acquired Assets, subject to the terms and conditions set forth below, the Buyer will pay to the Parent with respect to each Calculation Period an aggregate amount, if any (each, an “[* * *] Earn-Out Amount”), equal to (i) $50 multiplied by (ii) the number of tracking units for [* * *] that are activated, sold and shipped (net of returns) to the customer listed on Schedule 1.5(a) by the Business during such Calculation Period; provided, that in no event shall the Buyer be obligated to pay the Seller more than $950,000 in the aggregate for all Calculation Periods in respect of the [* * *] Earn-Out Amount.

(b) Subject to Section 1.5(d), any [* * *] Earn-Out Amount that the Buyer is required to pay for each Calculation Period pursuant to Section 1.5(a) will be paid by the Buyer within 30 days after the filing of the Buyer's Form 10-K for the fiscal year ending in such Calculation Period.  Each [* * *] Earn-Out Amount will be paid by the Buyer on or before the applicable payment date in accordance with the following payment procedures: at the sole option of the Buyer, (A) by delivery to the Parent of that number of whole shares of Buyer Stock equal to such [* * *] Earn Out Amount divided by the [* * *] Earn-Out Market Price, (B) by delivery to the Parent of a check, or, in lieu thereof, by wire transfer of immediately available funds to the Parent for an amount in dollars equal to such [* * *] Earn-Out Amount, or (C) by delivery to the Parent of any combination of shares of Buyer Stock and amounts in dollars, provided that the aggregate value of shares (such shares to be valued at its [* * *] Earn-Out Market Price) and cash paid to the Parent pursuant to this clause (C) is equal to such [* * *] Earn-Out Amount.

(c) On or before January 21 following each Calculation Period, the Buyer will deliver to the Parent a statement prepared by the Buyer setting forth the number of tracking units for

[* * *] activated, sold and shipped (net of returns) to the customer listed on Schedule 1.5(a) by the Business during such Calculation Period and stating whether any [* * *] Earn-Out Amount is payable pursuant to this Section 1.5, with appropriate supporting calculations and supporting documentation (the “[* * *] Earn-Out Statement”).

(d) After the [* * *] Earn-Out Statement has been delivered by the Buyer to the Parent pursuant to Section 1.5(c), the Parent may within fifteen (15) business days after the receipt thereof exercise the right to audit the [* * *] Earn-Out Statement by so notifying the Buyer in a written statement specifying the nature and reasons for the Parent's disagreement with the Buyer's determination (an “[* * *] Earn-Out Audit Notice”).  The portion of the [* * *] Earn-Out Amount which is not disputed by the Parent in the [* * *] Earn-Out Audit Notice shall be immediately payable by the Buyer pursuant to Section 1.5(b).  The portion of the [* * *] Earn-Out Amount which is disputed by the Parent in the [* * *] Earn-Out Audit Notice shall be governed by Section 1.6.

(e) For purposes of this Section 1.5:

(i)	“Calculation Period” means (a) initially, the period beginning on the Closing Date and ending on December 31, 2012, and (b) thereafter, each of the calendar years ending on December 31, 2013 and 2014.

(ii)	“[* * *] Earn-Out Market Price” means the average closing price of Buyer Stock for the 20-trading day period ending on the third trading day preceding the date of payment.

1.6 Procedure For Earn-Out.

(a) During the 20 business day period following the Buyer's receipt of a Base Earn-Out Audit Notice or [* * *] Earn-Out Audit Notice, as the case may be, the Buyer and the Parent shall attempt in good faith to resolve the disagreement with respect to the Base Earn-Out Statement or the [* * *] Earn-Out Statement, as applicable, and during the period from the date on which Buyer delivers the Base Earn-Out Statement or an [* * *] Earn-Out Statement through such 20 business day period the Buyer will cause the Parent to be provided with access at reasonable times, following reasonable notice, to books and records relevant to sales of the Business for the purposes of verifying and/or auditing the Base Earn-Out Statement or the [* * *] Earn-Out Statement, as applicable.  If the Parent and the Buyer are unable to resolve any such disagreement within such 20 business day period, the matter shall be submitted to an independent auditing firm of national reputation reasonably acceptable to the Buyer and the Parent (an “Independent Firm”).  In connection with such engagement, the Buyer and the Parent will each execute, if requested by the Independent Firm, a reasonable engagement letter including customary indemnities.  Promptly after such engagement of the Independent Firm, the Parent or the Buyer will provide the Independent Firm with a copy of this Agreement, the Base Earn-Out Statement or the [* * *] Earn-Out Statement, as applicable, and the Base Earn-Out Audit Notice or the [* * *] Earn-Out Audit Notice, as applicable.  Each of the Buyer and the Parent may submit one position statement accompanied by supporting documentation to the Independent Firm.  The Independent Firm will have the authority to request in writing such additional written submissions from the Parent or the Buyer as it deems appropriate, provided that a copy of any such submission will be provided to the other party at the same time as it is provided to the Independent Firm.  The Parent and the Buyer will not make (or permit any of their Affiliates to make) any additional submission to the Independent Firm except pursuant to such a written request by the Independent Firm.  The Parent and the Buyer will not communicate orally or in written form (or permit any of their Affiliates to communicate) with the Independent Firm without providing the other party a reasonable opportunity to participate in such communication with the Independent Firm (other than with respect to written submissions to the Independent Firm, a copy of which shall also be provided to the other party).  The Parent and the Buyer shall use commercially reasonable efforts to cause the Independent Firm to render its determination on the matter within ninety (90) days of its submission by the Parent and the Buyer.  Such determination shall be, for all purposes, conclusive, non appealable, final and binding upon the Parent and the Buyer.  Once such determination is made, any resolved Base Earn-Out Amount or [* * *] Earn-Out Amount, as the case may be, shall become immediately payable by the Buyer pursuant to Section 1.4(b) or Section 1.5(b), respectively.  The fees and expenses of the Independent Firm will be borne by the Parent, on the one hand, and the Buyer, on the other hand, in the same proportion that the dollar amount of disputed items lost by the Parent, on the one hand, or the Buyer, on the other hand, bears to the total dollar amount in dispute resolved by the Independent Firm.  Each party will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 1.6.

(b) The Buyer agrees to act fairly and in good faith with regard to Parent and Parent’s interest in the Base Earn-Out Amount and [* * *] Earn-Out Amount.  The Buyer shall be entitled to incorporate a long-term perspective in conducting the Business over the applicable earn-out period in balancing the wide variety of business decisions facing it from time to time, and in so doing, may operate the Business after the Closing Date in its business judgment.

1.7 The Closing.

(a) The Closing shall take place (i) at the offices of Pierce Atwood LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions set forth in Article V(other than conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or (ii) at such other place, date and time as the Sellers and the Buyer may agree (the “Closing Date”).  All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b) At the Closing:

(i)	the Sellers shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.1;

(ii)	the Buyer shall deliver to the Parent the various certificates, instruments and documents referred to in Section 5.2;

(iii)
the Sellers shall execute and deliver to the Buyer the additional agreements specified in Schedule 1.7(b)(iii) hereto (the “Ancillary Agreements”), including the Escrow Agreement and the Registration Rights Agreement;

(iv)
the Sellers shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit A, one or more trademark assignments in substantially the form attached hereto as Exhibit B-1, one or more patent assignments in substantially the form attached hereto as Exhibit B-2, one or more copyright assignments in substantially the form attached hereto as Exhibit B-3, licenses permitting the Buyer to use intellectual property and software retained by the Sellers that is material to the Business, and such other instruments of conveyance (such as assigned certificates or documents of title, assigned negotiable instruments and stock transfer powers) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

(v)
the Parent shall execute and deliver to the Escrow Agent a standing instruction letter instructing the Escrow Agent to transfer shares from the Escrowed Shares to the name of the Buyer when required to pursuant to the terms of the Escrow Agreement to be held by the Escrow Agent pursuant to the Escrow Agreement;

(vi)
the Buyer shall execute and deliver to the Sellers an instrument of assumption in substantially the form attached hereto as Exhibit C and such other instruments as the Sellers may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

(vii)	the Buyer shall execute and deliver to the Sellers the Ancillary Agreements, including the Escrow Agreement and the Registration Rights Agreement;

(viii)	the Buyer shall pay to the Seller, payable by wire transfer or other delivery of immediately available funds to an account designated by the Seller, the Closing Payment set forth in Section 1.3(a);

(ix)	the Buyer shall issue and deliver or cause to be issued and delivered to Parent the number of shares of Buyer Stock set forth in Section 1.3(b);

(x)
the Buyer shall issue and deliver or cause to be issued and delivered to the Escrow Agent the number of shares of Buyer Stock set forth in Section 1.3(c) duly registered in the name of the Parent to be held by the Escrow Agent pursuant to the Escrow Agreement in book-entry form on the stock transfer books of the Buyer with a stop-transfer order;

(xi)	the Sellers shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and

(xii)	the Buyer and the Sellers shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.8 Allocation.  Buyer will, not later than 180 days after the Closing Date, prepare and deliver to Parent a schedule (the “Allocation Schedule”) allocating the total aggregate value of the consideration to be paid by Buyer under this Agreement and the Assumed Liabilities among the Acquired Assets and the non-solicitation and non-competition covenants set forth in Sections 6.2 and 6.3, in accordance with Section 1060 of the Code and any Treasury Regulations pursuant thereto (or any comparable provisions of state or local tax law) or any successor provision.  Parent will have the right to raise reasonable objections to the Allocation Schedule within 30 days after its receipt thereof, in which event Parent and Buyer will negotiate in good faith to resolve such objections.  Except to the extent otherwise required by applicable Laws, Buyer and Parent will, and Buyer and Parent will cause each of their respective subsidiaries and Affiliates (including, in the case of Parent, the Business Subsidiary) to, make all tax returns, reports, forms, declarations, claims and other statements in a manner consistent with the Allocation Schedule and will not make any inconsistent statement or adjustment on any returns or during the course of any IRS or other Tax audit.

1.9 Further Assurances.  At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Sellers shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.

1.10 Net Working Capital Adjustment.

(a) Within the earlier of (i) 120 days after the Closing Date or (ii) 45 days after the Parent provides Buyer with the financial statements required pursuant to Section 4.8(b) hereof, the Buyer will prepare and deliver to the Parent a written statement of the Current Assets, the Current Liabilities and the Net Working Capital Amount (the “Closing Statement”).  The date on which the Closing Statement is delivered to the Parent is referred to herein as the “Delivery Date”.  The Closing Statement shall reflect, as of immediately prior to the Closing, the Current Assets and the Current Liabilities, and, subject to the exclusions included in such definitions, will be prepared (i) in accordance with GAAP and (ii) utilizing the same Accounting Practices of the Business Subsidiary as were utilized in the preparation of the Most Recent Balance Sheet as they relate to the amounts to be included in the Closing Statement (but only to the extent such Accounting Practices are in accordance with GAAP) (it being understood that GAAP Accounting Practices will be utilized in the preparation of the Closing Statement to the extent the Accounting Practices of the Business Subsidiary utilized in the preparation of the Most Recent Balance Sheet are not in accordance with GAAP or there were no corresponding Accounting Practices of the Business Subsidiary utilized in the preparation of the Most Recent Balance Sheet); provided that, for the purpose of calculating the U.S. dollars equivalent of any asset or liability to be included in the Closing Statement which is denominated in a currency other than U.S. dollars, the applicable exchange rate published in The Wall Street Journal, Eastern Edition, on the business day preceding the Closing Date shall be used.  Anything contained herein to the contrary notwithstanding, the amounts set forth on the Closing Statement will not reflect any purchase accounting adjustments as a result of the Transaction.  The Closing Statement will be prepared based solely on information available three days prior to the Delivery Date with regard to conditions that exist on the Closing Date.

(b) Commencing with the Delivery Date and for a period of fifteen (15) business days thereafter, the Parent shall have reasonable access to the books and records and personnel of the Business and the opportunity to consult with the Buyer for purposes of confirming or disputing the Net Working Capital Amount set forth in the Closing Statement.  The Closing Statement will be deemed to be the final, binding and conclusive Closing Statement (the “Final Closing Statement”) for all purposes on the 30th day after the Delivery Date unless the Parent delivers to the Buyer a written notice of its disagreement executed by the Parent (a “Notice of Disagreement”) on or prior to such date specifying in reasonable detail the nature of the Parent's objections to the Closing Statement.  To be assertable in a Notice of Disagreement, an objection by the Parent with respect to any individual matter relating to the Closing Statement must assert that the Closing Statement was not prepared in accordance with the terms of Section 1.10(a) and the definitions of Current Assets or Current Liabilities with respect to such matter and relate to an adjustment equal to or greater than $5,000.  The Parent hereby irrevocably waives the right to assert any objection with respect to the Closing Statement that is not asserted in a Notice of Disagreement delivered by the Parent to the Buyer within 30 days after the Delivery Date.  If a Notice of Disagreement is delivered by the Parent to the Buyer within such 30-day period, then the Closing Statement (as adjusted, if necessary) will be deemed to be the Final Closing Statement for all purposes on the earlier of (x) the date the Buyer and the Parent resolve in writing all differences they have with respect to the Closing Statement or (y) the date the disputed matters are resolved in writing by the Unaffiliated Firm (as defined below).  In the event that disputed matters are resolved by the Unaffiliated Firm (as defined below), the Final Closing Statement will consist of the applicable amounts from the Closing Statement (or amounts otherwise agreed to in writing by the Buyer and the Parent) as to items that have not been submitted for resolution to the Unaffiliated Firm, and the amounts determined by the Unaffiliated Firm as to items that were submitted for resolution by the Unaffiliated Firm.

(c) During the 30 day period following the delivery of a Notice of Disagreement (the “Resolution Period”), the Buyer and the Parent will seek in good faith to resolve any differences they may have with respect to matters specified in the Notice of Disagreement.  If, at the end of the Resolution Period, the Buyer and the Parent have not reached agreement on such matters, the Buyer and the Parent will promptly jointly engage a single arbitrator from an independent auditing firm of national reputation reasonably acceptable to the Buyer and the Parent (the “Unaffiliated Firm”) to resolve the matters specified in the Notice of Disagreement that remain in dispute by arbitration in accordance with the procedures set forth in this Section 1.10(c).  In connection with such engagement, the Buyer and the Parent will each execute, if requested by the Unaffiliated Firm, a reasonable engagement letter including customary indemnities.  Promptly after such engagement of the Unaffiliated Firm, the Buyer and the Parent will provide the Unaffiliated Firm with a copy of this Agreement, the Closing Statement and the Notice of Disagreement.  Each of the Buyer, on the one hand, and the Parent, on the other hand, may also submit in writing to the Unaffiliated Firm one position statement accompanied by any applicable supporting documentation it or they desire (each, a “Position Statement”) with respect to each of the matters set forth in the Notice of Disagreement submitted to the Unaffiliated Firm for resolution.  Position Statements, if any, shall be delivered to the Unaffiliated Firm, with a copy to the other party (at the same time as it is provided to the Unaffiliated Firm), no later than the fifteenth (15th) day following the date the Unaffiliated Firm accepts its engagement hereunder.  The Unaffiliated Firm will have the authority to request in writing such additional written submissions from the Buyer or the Parent as it deems appropriate; provided that a copy of any such submission will be provided to the other at the same time as it is provided to the Unaffiliated Firm.  Neither the Buyer nor the Parent will make (or permit any of their Affiliates to make) any additional submission to the Unaffiliated Firm except pursuant to such a written request by the Unaffiliated Firm.  Neither the Buyer nor the Parent will communicate (or permit any of their Affiliates to communicate) with the Unaffiliated Firm without providing the other a reasonable opportunity to participate in such communication with the Unaffiliated Firm (other than with respect to written submissions in response to the written request of the Unaffiliated Firm).  The Unaffiliated Firm will have 45 days (or such longer period as may be reasonably required by the Unaffiliated Firm) to review the documents provided to it pursuant to this Section 1.10(c).  Within such 45 day period (or such longer period as may be reasonably required by the Unaffiliated Firm), the Unaffiliated Firm will furnish simultaneously to the Buyer and the Parent its written determination with respect to each of the matters in dispute submitted to it for resolution.  The Unaffiliated Firm will resolve the differences regarding the Closing Statement based solely on the information provided to the Unaffiliated Firm by the Buyer and the Parent pursuant to the terms of this Agreement (and not independent review).  The Unaffiliated Firm's authority will be limited to resolving disputes with respect to whether the Closing Statement was prepared in accordance with the terms of Section 1.10(a) and the definitions of Current Assets and Current Liabilities with respect to the individual items on the Closing Statement in dispute specified in the Notice of Disagreement (it being understood that the Unaffiliated Firm will have no authority to make any adjustments to any financial statements or amounts other than amounts set forth on the Closing Statement that are in dispute).  In resolving any disputed item, the Unaffiliated Firm may not assign a value to such item greater than the greatest value for such item asserted by the Buyer or the Parent or less than the smallest value for such item asserted by the Buyer or the Parent.

(d) The decision of the Unaffiliated Firm will be, for all purposes, conclusive, non-appealable, final and binding.  Such decision will be subject to specific performance pursuant to Section 10.10, and judgment may also be entered thereon as an arbitration award pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-16, in any court of competent jurisdiction (subject to Section 15.12).  The fees of the Unaffiliated Firm will be borne by the Buyer, on the one hand, and the Parent, on the other hand, in the same proportion that the dollar amount of disputed items lost by the Buyer, on the one hand, or the Parent, on the other hand, bears to the total dollar amount in dispute resolved by the Unaffiliated Firm. Each party will bear the fees, costs and expenses of its own accountants, attorneys and other experts and all of its other expenses in connection with matters contemplated by this Section 1.10.

(e) Within ten (10) business days after the Closing Statement is deemed to be the Final Closing Statement in accordance with Section 1.10(b):

(i)
if the Net Working Capital Amount shown on the Final Closing Statement (the “Final Net Working Capital Amount”) is less than the Minimum Target Net Working Capital Amount, then Parent will pay to Buyer in cash an amount equal to the sum of (A) the difference between the Minimum Target Net Working Capital Amount and the Final Net Working Capital Amount, plus (B) interest on such difference from the Closing Date to the date of payment (calculated based on actual days elapsed in a 365-day year) at a rate of 3% per annum;

(ii)
if the Final Net Working Capital Amount is greater than the Maximum Target Net Working Capital Amount, then Buyer will pay to Parent an amount equal to the sum of (A) the difference between the Maximum Target Net Working Capital Amount and the Final Net Working Capital Amount, plus (B) interest on such difference from the Closing Date to the date of payment (calculated based on actual days elapsed in a 365-day year) at a rate of 3% per annum (such sum, the “Adjustment Amount”);

(iii)
if the Final Net Working Capital Amount is less than or equal to the Maximum Target Net Working Capital Amount and greater than or equal to the Minimum Target Net Working Capital Amount, then no payment adjustments shall be made pursuant to this Section 1.10.

The Adjustment Amount will be paid by the Buyer by wire transfer of immediately available funds to Parent for an amount in dollars equal to the Adjustment Amount.

1.11 Buyer Stock.  Each stock certificate, book-entry statement, confirmation, transaction statement or other instrument evidencing Buyer Stock issued pursuant to this Agreement shall bear a legend in substantially the following form unless the Buyer determines otherwise in compliance with applicable Laws:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION.  THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER, ASSIGNMENT OR OTHER DISPOSITION IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Parent and the Business Subsidiary jointly and severally represent and warrant to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the Disclosure Schedule provided by the Sellers to the Buyer on the date hereof (the “Disclosure Schedule”).  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II.  The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.  The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect (as defined in Section 2.1), or is outside the ordinary course of business.  For purposes of this Agreement, the phrase “to the knowledge of the Sellers” or any phrase of similar import shall mean and be limited to the actual knowledge, after due inquiry, of the following individuals: John Sammon III, Steven Malone, Jason McIlvain, James Gelose, Peter Piotrowski and Stephen Brown, or as reflected in the business records of any of the Sellers.

2.1 Organization, Qualification and Corporate Power. Each of the Sellers is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the Business, makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect (as defined below).  Each Seller has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.  For purposes of this Agreement, “Business Material Adverse Effect” means any change, effect or circumstance that has or results, or is reasonably likely to result, in a material adverse effect on (a) the business, condition (financial or otherwise), operations, results of operations, or prospects of the Business or the Acquired Assets taken as a whole (other than changes, effects or circumstances that are the result of economic factors affecting the economy as a whole or that are the result of factors generally affecting the industry or specific markets in which the Business competes provided that such change, effect or circumstance does not affect the Business as a whole in a substantially disproportionate manner compared to other participants in the industries in which the Business operates) or (b) the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance (i) arising out of or resulting primarily from actions contemplated by the Parties in connection with this Agreement, except pursuant to Section 4.1(a), (ii) arising out of or resulting from conditions caused by acts of terrorism, armed conflict or war (whether or not declared), provided that such condition does not affect the Business in a substantially disproportionate manner compared to other participants in the industries in which the Business operates; (iii) that is attributable to the announcement, pendency or performance of this Agreement or the transactions contemplated by this Agreement (including the loss or any customer, vendor, supplier or prospect, or a reduction in the amount of business such customer, vendor or supplier does with a Seller resulting from or arising out of the announcement or performance of this Agreement); (iv) arising out of or resulting from any changes in applicable laws, generally accepted accounting principles as in effect on the date of this agreement, other accounting standards or interpretations thereof; (v) arising out of or resulting from the failure of any Seller to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect); (vi) arising out of or resulting from any change in the market price or trading volume of Parent (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect); or (vii) arising out of or resulting from any action, suit or other legal proceeding brought by stockholders of the Parent arising from or relating to the transactions contemplated by this Agreement.

2.2 Authority.  Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by each Seller of this Agreement and such Ancillary Agreements and the consummation by each Seller of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of each Seller.  This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by each Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Buyer, constitutes or will constitute a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.3 Non-contravention.  Neither the execution and delivery by any Seller of this Agreement or the Ancillary Agreements to which such Seller will be a party, nor the consummation by any Seller of the transactions contemplated hereby or thereby, will:

(a) Conflict with or violate any provision of the charter or bylaws of such Seller;

(b) Except as specified in Schedule 2.3(b), require on the part of any Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity;

(c) Conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any Material Contract, or Lien (other than Permitted Liens) to which any Seller is a party or by which any Seller is bound or to which any of their respective assets is subject, except as specified in Schedule 2.3(c); or

(d) Violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to any Seller or any of the properties or assets comprising the Business.

2.4 Financial Statements.  Schedule 2.4 includes copies of the following financial statements with respect to the Business Subsidiary: (a) the unaudited balance sheets and statements of operations and cash flows as of and for the fiscal years ended December 31, 2010 and 2009 and (b) the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) and consolidated statement of operations for the nine-month period ended September 30, 2011 the “Balance Sheet Date”) (collectively, the “Financial Statements”).  The Financial Statements have been prepared from and in accordance with the books, accounts and financial records of the Business Subsidiary (which are maintained in accordance with GAAP) and in accordance with GAAP consistently applied. The Financial Statements fairly present, in all material respects, the financial condition and combined results of operations and cash flows of the Business as of the respective dates thereof and for the periods referred to therein in accordance with such methodologies; provided, however, that the Financial Statements referred to in clause (b) above are subject to year-end adjustments and do not include footnotes.

2.5 Absence of Certain Changes.  Except as set forth on Schedule 2.5, no conditions, circumstances or state of facts exist, and since December 31, 2010, there have not been any events, occurrences, changes, developments or circumstances, which, individually or in the aggregate, have had or would reasonably be expected to result in a Business Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Schedule 2.5, since December 31, 2010, each Seller has conducted the Business only in the ordinary course consistent with past practices and no Seller has taken any of the following actions (or permitted any of the following events to occur) with respect to the Business:

(a) sold, assigned, leased or transferred any of the Acquired Assets or any assets or properties of the Business Subsidiary, other than sales of inventory in the ordinary course of business and dispositions of obsolete inventory or equipment consistent with past practices;

(b) suffered damages, destruction or casualty losses (whether or not covered by insurance) in excess of $25,000 in the aggregate;

(c) granted or amended any rights to severance benefits, “stay pay” or termination pay to any director, officer or other employee of the Business or increased benefits payable or potentially payable to any such director, officer or other employee of the Business under any previously existing severance benefits, “stay pay” or termination pay arrangements, in each case (i) except as required by law, (ii) except for grants or amendments that are substantially consistent with the past practice of the Business and (iii) except for obligations that will not constitute an Assumed Liability;

(d) made any capital expenditure or series of capital expenditures or commitments therefor in an amount in excess of $10,000 in the aggregate;

(e) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or Person, or division, operating unit or product line thereof, except for any such business which did not become part of the Business;

(f) incurred, assumed or created any Indebtedness or other Liability (other than Liabilities which are not Indebtedness in the ordinary course of business consistent with past practices) or guaranteed any Indebtedness or other Liability of any other Person;

(g) except for regularly scheduled increases or decreases in compensation to employees of the Business made in the ordinary course of business consistent with past practices, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any of their respective directors, officers, employees or agents, or agreed or promised (orally or otherwise) to pay, conditionally or otherwise, any bonus or extra compensation or other employee benefit to any of such directors, officers, employees or agents;

(h) (A) entered into any employment agreement with or for the benefit of any Person referred to in subparagraph (g) above; (B) paid any pension, retirement allowance or other employee benefit not required by any Plan, agreement or arrangement to any Person referred to in subparagraph (g) above or (C) agreed or promised (orally or otherwise) to pay (conditionally or otherwise) or otherwise committed itself (conditionally or otherwise) to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation, group insurance, vacation pay, severance pay, retirement or other employee benefit plan, agreement or arrangement, or changed the terms of any existing Plan or employee agreement or arrangement;

(i) made any change in its accounting principles, methods, policies or practices;

(j) amended or renegotiated in any material respect or terminated (other than by completion thereof) any Material Contract;

(k) made, incurred, assumed, created or guaranteed any loan or made any advance (other than the making of employee advances for travel and entertainment in the ordinary course of business consistent with past practices) or capital contribution to or investment in any Person;

(l) granted any extension of credit (other than normal payment terms provided in the ordinary course of business) in excess of $10,000 to any one customer or $25,000 in the aggregate;

(m) subjected any of the Acquired Assets or the assets or properties of the Business Subsidiary to any Lien or permitted any of the Acquired Assets or the assets or properties of the Business Subsidiary to be subjected to any Lien, other than Permitted Liens;

(n)  waived or released any rights or claims of material value, including rights or claims under any Material Contract or waived or released any rights or claims against any Affiliate, employee, officer, director or shareholder of the Business Subsidiary or any Affiliate or Associate of any thereof;

(o) changed or modified any of the credit, collection or payment policies, procedures or practices of the Business, including acceleration of collections of receivables, failure to make or delay in making collections of receivables, acceleration of payment of payables or other Liabilities or failure to pay or delay in payment of payables or other Liabilities;

(p) engaged in any discount activity with customers of the Business or any other activity that has accelerated or would accelerate to pre-Closing periods sales that would otherwise in the ordinary course of business consistent with past practices be expected to occur in post-Closing periods;

(q) declared, set aside, paid or made any dividend or other distribution with respect to any of the shares of capital stock of the Business Subsidiary, or otherwise made any payments to any of its shareholders in their capacity as such;

(r) amended its articles of incorporation, operating agreement or by-laws (or other similar governing documents);

(s) revalued any of the Acquired Assets, including writing down the value of its inventory or writing off notes or accounts receivable;

(t) made any Tax election, changed any annual Tax accounting period, amended any Tax return, settled or compromised any income Tax liability, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund or failed to make the payments or consented to any extension or waiver of the limitations period applicable to any tax claim or assessment;

(u) (A) entered into any transaction with any Affiliate, employee, officer, director or shareholder of the Business Subsidiary or any Affiliate or Associate of any thereof or (B) made, directly or indirectly, any payments or transferred, directly or indirectly, any funds or other property to or on behalf of any Affiliate, employee, officer, director or shareholder of the Business Subsidiary or any Affiliate or Associate of any thereof (other than (1) regularly scheduled cash compensation payments and payments under existing employee benefit plans listed on Schedule 2.16(a) to such Persons who are employees of the Business based on such Person's salary and employee benefits as were in effect on June 30, 2011 and (2) reimbursements of ordinary and necessary business expenses of employees of the Business incurred in connection with their employment consistent with written policies of the Business);

(v) entered into any Lease (including any capitalized lease obligations);

(w) settled or compromised any Action; or

(x) entered into any agreement or Contract (other than the Transaction Documents) with respect to any of the matters referred to in paragraphs (a) through (w) of this Section 2.5.

2.6 Undisclosed Liabilities.  The Business does not have any Liabilities of a nature which, individually or in the aggregate, are material to the Business, except for Liabilities (a) in the amounts set forth or reserved on the Most Recent Balance Sheet, (b) which have arisen since the Balance Sheet Date in the ordinary course of business consistent with past practices, or (c) set forth on Schedule 2.6.

2.7 Tax Matters.

(a) Each of the Sellers has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects.  Each of the Sellers has paid on a timely basis all Taxes that were due and payable to the extent they relate to the Business.   All Taxes to the extent they relate to the Business that the Sellers are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b) The Business Subsidiary has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income tax Return or other than a group the common parent of which was the Parent.  The Business Subsidiary is not liable for the taxes of any taxpayer other than the Parent and its Affiliates (as defined in Section 2.21) under Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise for any taxable period beginning before the Closing Date.

(c) The Business Subsidiary is not obligated to make, and as a result of any event connected with the transactions contemplated by this Agreement, will not become obligated to make, any “excess parachute payment”  within the meaning of Section 280G of the Code in connection with the “change of control” resulting from the transactions contemplated by this Agreement.

(d) No amount paid or payable under any employee benefits plans (within the meaning of Section 409A of the Code) of the Business Subsidiary is subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.  The Business Subsidiary does not have any written contractual obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code.

2.8 Title to Assets.

(a) The Sellers are the true and lawful owners, and have good title to, all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens), except as set forth on Schedule 2.8(a).  Upon execution and delivery by the Sellers to the Buyer of the instruments of conveyance referred to in Section 1.7(b)(iv), the Buyer will become the true and lawful owner of, and will receive good, valid and marketable title to, the Acquired Assets, free and clear of all Liens (other than Permitted Liens).

(b) The Business Subsidiary does not own and has never owned any real property.

(c) Except at disclosed on Schedule 2.8(c), all of the tangible Acquired Assets are adequately maintained and are in good operating condition and repair and free from material defects (including latent defects and adverse physical conditions), reasonable wear and tear excepted, and are suitable for the uses for which they are being used.

2.9 Leased Property.  Except as disclosed on Schedule 2.9, the Business Subsidiary does not lease, sublease or occupy any real property pursuant to any Lease.

2.10 Intellectual Property.

(a) Set forth on Schedule 2.10(a) are all patents, patent applications, patent and invention disclosures available for filing, mask works, copyright applications and registrations, trademarks, trademark applications and registrations and domain name registrations which constitute Business Intellectual Property indicating for each, the applicable jurisdiction, title, registration number (or application number), the date issued (or date filed) and all current applicants (or registered owners).

(b) Set forth on Schedule 2.10(b) are all Contracts of the Business relating to the Business Intellectual Property, including the distribution or license of (except for any license implied by the sale of a product or licenses for commercially available off-the-shelf software programs with a value of less than $5,000 under which Sellers are the licensee), or royalty payments with respect to, Business Intellectual Property, whether as licensor or licensee and Contracts of the Business with current or former employees, consultants or contractors, regarding the appropriation or nondisclosure of any Intellectual Property, the enforcement of which (or ability to enforce) would be material to the Business.

(c) Except as set forth on Schedule 2.10(c):

(i)
the Sellers own all right, title and interest in and to (or, in the case of Business Intellectual Property subject to license agreements in favor of the Sellers set forth on Schedule 2.10(b), has the right to use in accordance with the terms of such license agreements) all of the Business Intellectual Property, free and clear of any Liens and free from any requirement of any past, present or future payments (other than maintenance and similar payments), charges or fees or conditions, rights or restrictions (except, in the case of Business Intellectual Property subject to license agreements in favor of the Sellers set forth on Schedule 2.10(b), as otherwise provided pursuant to the terms of such license agreements);

(ii)
no Business Intellectual Property or any service rendered by the Business, or any product, process or material developed, manufactured, produced or used by the Business, is alleged to infringe upon or to the knowledge of Sellers infringes upon any Intellectual Property or other rights owned or held by any other Person;

(iii)
none of the inventory constituting part of the Acquired Assets is alleged to infringe upon or, to the knowledge of Sellers, infringes upon any Intellectual Property or other rights owned or held by any other Person;

(iv)	the rights of the Sellers in and to all Business Intellectual Property are, to the knowledge of the Sellers, valid and enforceable;

(v)
no Business Intellectual Property is subject to any outstanding Lien, judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any Governmental Entity, nor is there (or has there been) any pending or threatened, Action relating to any Business Intellectual Property (including any interference, reissue, reexamination or opposition proceeding or proceeding contesting the rights of the Sellers to any Business Intellectual Property or the ownership, use, enforceability or validity of any Business Intellectual Property);

(vi)	to the knowledge of the Sellers, there is no infringement or misappropriation of any Business Intellectual Property by any Person;

(vii)
there are no Contracts between any Seller, on the one hand, and any other Person, on the other hand, which may have been terminated or expired prior to the date hereof and under which such Seller has granted rights or licenses in any Business Intellectual Property or granted an option to acquire any rights or licenses in any Business Intellectual Property, which rights or licenses or option to acquire survived such termination or expiration;

(viii)	the Sellers have not covenanted or agreed with any Person not to sue or otherwise enforce any legal rights with respect to any Business Intellectual Property;

(ix)
all Business Intellectual Property (other than Business Intellectual Property subject to license agreements in favor of the Sellers set forth on Schedule 2.10(b)) was developed entirely by employees of the applicable Seller during the time they were employed by such Seller or by contractors or consultants as a “work for hire” within the meaning of the United States Copyright Act, as amended, (or comparable provision in the copyright law of the jurisdiction where the work at issue was created), owned by and copyrighted to such Seller; and

(x)
all of the Business Intellectual Property is in compliance in all material respects with all applicable Laws,  is subsisting (or in the case of applications, applications have been applied for), and all registration, maintenance and renewal fees currently due in connection with such Business Intellectual Property have been paid and all documents, recordations and certificates in connection with such Business Intellectual Property have been filed, and except as set forth on Schedule 2.10(c), no filing, response, or payment is or will be due within 60 days after the Closing Date.

(d) Each Seller has taken reasonable steps (including measures to protect secrecy and confidentiality) to protect such Seller's right, title and interest in and to all Business Intellectual Property.  All employees, agents, consultants and other representatives of any Seller who have access to confidential or proprietary information of such Seller have a legal obligation of confidentiality to such Seller with respect to such information.  All Business Employees have duly executed and delivered agreements with the applicable Seller pertaining to the assignment, without additional consideration, to the applicable Seller of all inventions, discoveries and ideas, whether or not patented or patentable, conceived or reduced to practice during the course of their employment by such Seller or its Affiliates.

(e) The Business Intellectual Property constitutes all Intellectual Property rights necessary to conduct fully the Business as it is being conducted as of the date hereof and as it will be conducted through the Closing Date.

(f) Except as set forth on Schedule 2.10(f), the Sellers have not released, or escrowed for the benefit of others, any of the source code or other Business Intellectual Property developed for the Business by or on behalf of the Sellers, and no Person other than the Sellers is in possession of such source code.

(g) The software included in the Business Intellectual Property and all other software used by the Sellers in the Business does not contain any open source code or any other components, in each case that require reciprocity of disclosure or use (including through any form of the GNU General Public License or other open source licenses).  No proprietary or trade secret material of the Business Subsidiary is imbedded in any open source code requiring reciprocity of disclosure or use.

2.11 Contracts.

(a) Schedule 2.11(a) lists all of the following contracts or agreements to which any Seller is a party that relate exclusively or primarily to the Business (other than those set forth in Schedule 2.9(a), Schedule 2.10(b), Schedule 2.15(a) and Schedule 2.16(a)):

(i)
all Contracts (or groups of related Contracts) for the purchase or sale of inventories, materials, commodities, components, supplies, products or real, personal or mixed property, or for the furnishing or receipt of services, including customer and supply Contracts, which provide for aggregate payments to or from the Business Subsidiary or any Seller (with respect to the Business) of $25,000 or more;

(ii)
all Contracts for or relating to the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, material assets, operating unit or product line thereof;

(iii)	all Contracts concerning a partnership, joint venture, joint development or other cooperation arrangement;

(iv)
all Contracts (or groups of related Contracts) relating to or evidencing Indebtedness (or the creation, incurrence, assumption, securing or guarantee thereof) of the Business Subsidiary) or any Seller (with respect to the Business);

(v)
all Contracts which limit or purport to limit the ability of the Business Subsidiary or any Seller (with respect to the Business) to compete in any line of business or with any Person or in any geographic area or which limit or purport to limit or restrict the ability of the Business Subsidiary or any Seller (with respect to the Business) with respect to the development, manufacture, marketing, sale or distribution of, or other rights with respect to, any products or services;

(vi)
each Contract between or among the Business Subsidiary or any Seller (with respect to the Business), on the one hand, and any Affiliate, employee, officer, director or shareholder of the Business Subsidiary or any Seller (with respect to the Business), on the other hand;

(vii)
each Contract (or groups of related Contracts) for the lease (whether as lessor or lessee) of personal property to or from the Business Subsidiary or any Seller (with respect to the Business), which Contract with such person involves an amount exceeding $10,000;

(viii)	each Contract providing for management services or for the services of independent contractors or consultants (or similar arrangements) which involve the payment of $25,000 or more;

(ix)	each Contract providing for advertising, promotional or marketing services, which involves the potential expenditure of $25,000 or more;

(x)
all Contracts (or groups of related Contracts) under which (A) any Person has guaranteed any Liabilities of the Business Subsidiary or any Seller (with respect to the Business) or (B) the Business Subsidiary or any Seller (with respect to the Business) has guaranteed any Liabilities of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practices or indemnification obligations disclosed in (xiii) below or guarantees which, individually or in the aggregate do not exceed $10,000);

(xi)
all Contracts (or groups of related Contracts) under which the Business Subsidiary or any Seller (with respect to the Business) has directly or indirectly made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, including employees, or which involve a sharing of profits, losses, costs or Liabilities by the Business Subsidiary or any Seller (with respect to the Business) with any other Person which, individually or in the aggregate, involve an amount of $25,000 or more;

(xii)	all Contracts (or groups of related Contracts) providing for or granting a Lien upon any Acquired Assets;

(xiii)	all Contracts providing for indemnification of any Person with respect to Liabilities relating to any current or former business of the Business Subsidiary or any predecessor Person of any thereof;

(xiv)
all Contracts with any broker, distributor, dealer or sales representative relating to the distribution or sale of products, which, individually or in the aggregate, involves the potential expenditure of $25,000 or more;

(xv)
all Contracts providing for or containing confidentiality and non-disclosure obligations (other than standard non-disclosure forms signed by employees generally, copies of which have been provided to Buyer or contained in the Business' standard forms of customer agreements, true, complete and correct copies of which have been made available to Buyer);

(xvi)	all Contracts which provide for or contain any exclusive supply, exclusive purchase or other exclusive dealing arrangements;

(xvii)	all Contracts which provide for or contain right of first refusal or similar provisions;

(xviii)
all derivative, hedging and similar Contracts (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any other Contracts designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);

(xix)	all Contracts with any Governmental Entity, which, individually or in the aggregate, involves the potential expenditure of $25,000 or more; and

(xx)
all Contracts which provide for aggregate payments to or from the Business Subsidiary or any Seller (with respect to the Business) of $10,000 or more or which are otherwise material to the Business Subsidiary or any Seller (with respect to the Business) which are not described in any of the categories specified in this Section 2.11(a);

provided, however, that no agreement referred to in clauses (i) through (xx) above need be disclosed unless the Business Subsidiary or the applicable Seller currently has, or may in the future have, any rights or obligations thereunder.  Those Contracts set forth or required to be set forth on Schedule 2.11(a), Schedule 2.10(b), Schedule 2.15(a) (to the extent required pursuant to the second sentence of Section 2.15(a)) and Schedule 2.16(a) are referred to herein as a “Material Contract”.

(b) Each Material Contract is in full force and effect and is legal, valid and binding.

(c) Except as set forth on Schedule 2.11(c), no default, violation or other event has occurred or circumstance exists by or with respect to such Seller or, to the knowledge of the Sellers, by or with respect to any other Person that (with or without lapse of time or the giving of notice or both) does or may contravene, conflict with or result in a violation or breach of or give such Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate any obligation under, or to cancel, terminate or modify, any Material Contract.  There are no renegotiations of, attempts or requests to renegotiate or outstanding rights to renegotiate any Material Contract with any Person.  No party to any Material Contract has repudiated any provision thereof or terminated any Material Contract or given written notice of any such termination, and the Sellers have no reason to believe that any other party or parties to any Material Contract intends to exercise any right of cancellation, termination or non-renewal thereof.  The Sellers have heretofore made available to the Buyer true, complete and correct copies of all written Material Contracts.

(d) Except as set forth on Schedule 2.11(d), there are no “change of control”, “right of first refusal” or similar provisions or any obligations arising under any Material Contract which are created, accelerated or triggered by the execution, delivery or performance of any Transaction Document or the consummation of the Transaction.

(e) The Contracts of the Sellers related to the Business for which losses have been recorded or reserved against in the Financial Statements and the amount of such losses recorded or reserved for each such Contract are set forth on Schedule 2.11(e).  The Sellers do not have any Contracts related to the Business for which a loss should be recorded or reserved in accordance with GAAP, other than Contracts set forth on Schedule 2.11(e).

(f) To the knowledge of the Sellers, there are no oral Contracts that if reduced to writing would constitute Material Contracts.

2.12 Government Contracts.

(a)  (i) To the knowledge of the Sellers, none of the Business Employees is or during the last three years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any regulatory authority of the United States Federal Government (a “U.S. Governmental Entity”), (ii) to the knowledge of the Sellers, there is no pending audit or investigation by any U.S. Governmental Entity of the Business or any Business Employee with respect to the Business with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract (as defined below), and (iii) during the last three years, none of the Sellers has made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract with respect to the Business.  None of the Sellers nor, to the knowledge of the Sellers, any of their respective employees has made, with respect to the Business, any intentional misstatement or omission in connection with any voluntary disclosure that has led to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.  For purposes of this Agreement, “Government Contract” means any contract with respect to the Business that (i) is between the Business Subsidiary or any Seller and a U.S. Governmental Entity, or (ii) is entered into by the Business Subsidiary or any Seller as a subcontractor (at any tier) in connection with a contract between another entity and a U.S. Governmental Entity;

(b) There are (i) no outstanding claims against any Seller by a U.S. Governmental Entity or by any prime contractor, subcontractor or vendor arising under any Government Contract with respect to the Business and (ii) no disputes between any Seller and a U.S. Governmental Entity under the Contract Disputes Act or any other federal statute or between any Seller and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract with respect to the Business;

(c) None of the Sellers nor any of the Business Employees is (or during the last three years has been) suspended or debarred from doing business with a U.S. Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting;

(d) There are no misstatements contained in schedules of U.S. Government-furnished equipment provided to a U.S. Governmental Entity under any Government Contract relating to the Business.

2.13 Entire Business.  The Acquired Assets constitute and will constitute on the Closing Date, when utilized by a labor force substantially similar to that employed by the Business Subsidiary in connection with the Business on the date hereof, (a) all of the material assets and properties (personal, tangible and intangible) and rights (other than real property) that are used by the Sellers in the operation of the Business as it is being conducted as of the date hereof and as it will be conducted through the Closing Date.  Except for Excluded Assets or as set forth on Schedule 2.13, no Affiliates of any Seller (other than any other Seller) own or has ever owned any material assets, properties or rights related to the Business or is engaged in or has ever engaged in the business described in the definition of the “Business”.

2.14 Litigation.  Schedule 2.14 lists, as of the date of this Agreement, each (a) judgment, order, decree, stipulation or injunction of any arbitrator, court or other Governmental Entity to which any Seller is party or by which any Seller is bound that relates to or materially affects the Business, the Acquired Assets, the Assumed Liabilities, the Business Employees, any Transaction Document or the Transaction, and (b) action, suit or proceeding by or before any Governmental Entity to which the Business Subsidiary or any Seller is a party (or has been in the past three (3) years) that relates to or materially affects the Business, the Acquired Assets, the Assumed Liabilities, the Business Employees, any Transaction Document or the Transaction.  To the knowledge of the Sellers, except as set forth on Schedule 2.14, no Seller is threatened with any Action which relates to or materially affects the Business, the Acquired Assets, the Assumed Liabilities, the Business Employees, any Transaction Document or the Transaction, and no event has occurred which would reasonably be expected to result in any such Action.

2.15 Employment Matters.

(a) Schedule 2.15(a) contains a list, as of the date of this Agreement, of all Business Employees, along with the position and the annual rate of compensation of each such person.  Schedule 2.15(a) contains a list of all Business Employees who are a party to a non-competition agreement with the Business Subsidiary or any Seller; copies of such agreements have previously been delivered to the Buyer.

(b) Schedule 2.15(b) (such schedule to be delivered at the Closing) contains a list, as of the Closing, of the date of hire and the accrued annual leave time and paid time off of each of the Business Employees.

(c) No Seller is a party to or bound by any collective bargaining agreement relating to the Business, nor has the Business Subsidiary or, with respect to the Business, any Seller experienced, since January 1, 2010, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

2.16 Employee Benefits.

(a) Schedule 2.16(a) contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Business Subsidiary (the “Business Subsidiary Benefit Plans”) or, with respect to the Business, any Seller or any ERISA Affiliate (as defined below) for the benefit of the Business Employees (and their beneficiaries) (together with the Business Subsidiary Benefit Plans, the “Business Benefit Plans”).  For purposes of this Agreement, “Employee Benefit Plan” means (i) any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) other than a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (iii) any other written or oral plan, agreement or arrangement involving compensation, including without limitation insurance coverage, retirement, saving, health, severance benefits, disability benefits, life insurance, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, or fringe benefits.  For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Business Subsidiary or any Seller.  Complete and accurate copies of all Business Benefit Plans and all material related trust agreements, insurance contracts and summary plan descriptions have been made available to the Buyer.

(b) No act or omission has occurred and no condition exists with respect to any Business Benefit Plan maintained by the Business Subsidiary, any Seller, any of their respective Affiliates or any ERISA Affiliate that would subject the Buyer to any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code.

2.17 Environmental Matters.

(a) For purposes of this Agreement, the following terms have the meanings provided below:

(i)
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Materials of Environmental Concern).

(ii)	“Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

(iii)
“Environmental Law” means any foreign, federal, state, provincial, or municipal statute, rule or regulation as in effect on the Closing Date relating to the protection of the Environment or occupational health and safety, including, without limitation, any statute or regulation pertaining to (A) the presence, manufacture, processing, use, treatment, storage, disposal, transportation, handling or generation of Materials of Environmental Concern; (B) air, water and noise pollution; (C) groundwater and soil contamination; or (D) the Release or threatened Release of Materials of Environmental Concern to the Environment.

(iv)
“Environmental Liabilities” means any and all Damages that are incurred as a result of or relating to the presence, discharge, disposition, generation, treatment, storage, handling, removal, disposal, transportation, management, Release or threatened Release of, or exposure to, Materials of Environmental Concern or a violation or alleged violation of any Environmental Laws, including: (a) Damages for, as a result of or relating to personal injury, or injury or damage to property or natural resources, wherever occurring, whether upon or off of the Business Property, including from the inability to use such properties; (b) fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other Damages incurred in connection with (i) the investigation or remediation of Materials of Environmental Concern and properties affected by Materials of Environmental Concern, (ii) any violation or alleged violation of Environmental Laws or (iii) the enforcement of any rights or remedies under Environmental Laws; (c) Liability to any third person or Governmental Entity, whether pursuant to any Contract, Law, breach, violation or otherwise; and (d) Damages incurred in connection with any of the foregoing.

(v)	“Environmental Matters” means any legal obligation or liability arising under Environmental Law.

(vi)
“Materials of Environmental Concern” means any hazardous substance, pollutant or contaminant, as those terms are defined under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), solid waste and hazardous waste, as those terms are defined in the Federal Resource Conservation and Recovery Act (as in effect on the date of this Agreement) (“RCRA”) and oil, petroleum and petroleum products.

(vii)
“Off-Site Liabilities”                                           means Environmental Matters resulting from any transportation, treatment, storage, disposal or Release, or the arrangement therefor, in connection with the Business of any Materials of Environmental Concern, to or at any property, location, site or facility other than a Business Property.

(viii)
“Business Properties” means that portion of the Sellers’ facilities designated as 8375 Seneca Turnpike, New Hartford, NY 13413, all real property used primarily or exclusively in the Business or previously owned, leased or operated by the Business or any predecessors of the Business.

(b) Except as described or identified in Schedule 2.17(b) and Excluded Liabilities,

(i)
none of the Business Properties has been used at any time when such Business Properties were owned, leased or operated by the Business, or to the knowledge of the Sellers, at any other time: (i) as a site for the storage, except as authorized under applicable Environmental Laws, or disposal of any Materials of Environmental Concern or (ii) so as to cause a violation of or to give rise to a removal, restoration or reimbursement Liability under any Environmental Law;

(ii)	the Business Subsidiary and each Seller (with respect to the Business) does not have or is not subject to any Environmental Liability;

(iii)
the Business Subsidiary and each Seller (with respect to the Business) is in compliance in all material respects and has complied in all material respects with, and the Business’ operations at the Business Properties are in compliance in all material respects with, applicable Environmental Laws;

(iv)
there is no pending civil or criminal litigation, written notice of violation or formal administrative proceeding, investigation or claim relating to any Environmental Law involving the Business Properties, and to the knowledge of the Sellers, there is no noncompliance described in paragraph (iii) above;

(v)
to the knowledge of the Sellers, no underground tanks, asbestos containing materials, lead-based paint, toxic mold or polychlorinated biphenyls has been present at the Business Properties at any time when owned, leased or operated by the Business, or at any other time;

(vi)
the Business Subsidiary or the applicable Seller has those permits, licenses and approvals required under Environmental Law to operate the Business Properties as currently operated by the Business Subsidiary or such Seller, as the case may be;

(vii)
no Materials of Environmental Concern have been Released by the Business at any Business Property in violation of applicable Environmental Law at any time when owned, leased or operated by the Business, or to the knowledge of the Sellers, at any other time;

(viii)	no environmental assessment reports with respect to any Business Property are in the possession or control of the Sellers; and

(ix)
the Parties agree that the only representations and warranties of the Sellers herein as to any Environmental Matters with respect to Matters of Environmental Concern are those contained in this Section 2.17.  Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 2.14, 2.18 and 2.19 do not relate to Environmental Matters.

2.18 Legal Compliance.

(a) The Business Subsidiary and each Seller (with respect to the Business) is in compliance in all material respects and during the past year has complied in all material respects with all Laws applicable to the Business Subsidiary, such Seller (with respect to the Business), the Business and the Acquired Assets.  Neither the Business Subsidiary nor any Seller has received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply. To the knowledge of the Sellers, except as disclosed in Schedule 2.18(a), no claims or complaints are threatened, alleging that any Seller is in violation of any Laws or Permits applicable to the Business Subsidiary, such Seller (with respect to the Business), the Business or the Acquired Assets.  No notice of any pending investigation, inquiry, or review by any Governmental Entity with respect to the Business Subsidiary, each Seller (with respect to the Business), the Business or the Acquired Assets has been received by any Seller, nor, to the knowledge of the Sellers, is any such investigation, inquiry or review threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation, inquiry or review.

(b) None of the Sellers or any of its Affiliates (with respect to the Business Subsidiary or the Business), the Business Subsidiary or any of its Affiliates nor any Representative of, or other Person associated with or acting on behalf of, such Seller or any of its Affiliates (with respect to the Business Subsidiary or the Business), the Business Subsidiary or any of its Affiliates has directly or indirectly (i) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, Governmental Entity or governmental, administrative or regulatory official or employee or other Person who was, is or may be in a position to help or hinder in any way any of the Business Subsidiary or the Business (or assist in any way in connection with any actual or proposed transaction), (ii) made or agreed to make any illegal gift, contribution, entertainment or other expense or other payment, or reimbursed any illegal gift, contribution, entertainment or other expense or other payment made by any other Person, to any political party, campaign or candidate for federal, state, local or foreign public office or any Governmental Entity or governmental, administrative or regulatory official or employee or (iii) made or agreed to make any bribe, unrecorded rebate, influence payment, payoff, kickback or other similar unlawful payment.

2.19 Permits.  Schedule 2.19 lists all material permits, licenses, franchises or authorizations from any Governmental Authority relating to the Business (collectively, the “Permits”).  The Permits listed on Schedule 2.19 constitute all the Permits that are necessary to operate the Business as it is being operated as of the date hereof and as it will be operated through the Closing Date and to own and use the Acquired Assets in compliance in all material respects with all Laws applicable to such operation, ownership and use.  All material Permits of the Business are validly held, are in full force and effect and are not subject to any administrative or judicial periods of appeal.  Except as set forth on Schedule 2.19, no material Permits will be subject to suspension, modification, revocation, cancellation, termination or nonrenewal as a result of the execution, delivery or performance of any Transaction Document or the consummation of the Transaction.  Each Seller is in compliance in all material respects and during the past year has complied in all material respects with all of the terms and requirements of the material Permits of such Seller.

2.20 Business Relationships With Affiliates.  Schedule 2.20 lists any agreements with respect to the Business whereby any Affiliate (as hereinafter defined), other than the Business Subsidiary or the Sellers, of any Seller directly or indirectly (a) owns any property or right, tangible or intangible, which is used in and material to the Business, (b) has any material claim or cause of action against the Business, or (c) owes any money to, or is owed any money by, the Business.  For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934.

2.21 Brokers Fees.  Except as set forth in Schedule 2.21, neither the Business Subsidiary nor any Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, nor is there any basis for any such fee, commission or payment to be claimed by any Person against any Seller.

2.22 Inventory.  All inventory of the Sellers pertaining to the Business reflected on the Most Recent Balance Sheet is usable and saleable in the ordinary course of business, except for excess and obsolete items and items of below-standard quality as set forth on Schedule 2.22, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet.  All inventories not written-off have been priced on the Most Recent Balance Sheet at the lower of cost or market value on a first-in, first-out basis.  The inventories included in the Final Closing Statement are of such quality as to meet the quality control standards of the Business Subsidiary and any applicable governmental quality control standard and are usable in the ordinary course of business in amounts consistent with past practice, and (b) the inventories included in the Final Closing Statement that are finished goods are saleable in the ordinary course of business.

2.23 Accounts Receivable.  All accounts receivable of the Business arose from bona fide transactions relating to the sale of goods or the provision of services in the ordinary course of business, and were recorded in accordance with GAAP.  None of such receivables are subject to any performance obligations by the Business prior to collection.  Except for amounts recorded as deferred revenue on the Most Recent Balance Sheet, all such receivables have been adequately reserved in the Most Recent Balance Sheet in accordance with GAAP and are free of any defenses, setoffs or counterclaims.  Except as has been reserved against in the Most Recent Balance Sheet, there is no dispute with respect to the amount or validity of any receivables of the Business.

2.24 Insurance.  Schedule 2.24 lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) relating to the Business or the Acquired Assets to which the Business Subsidiary or any Seller is a party, all of which are in full force and effect and are sufficient for compliance with all requirements of Law and Contracts of the Business.  The Sellers have provided or made available to the Buyer a copy of all notices and claims under any insurance policy relating to the Acquired Assets, the Business or the Assumed Liabilities within the last three years.  The Sellers are current in all premiums or other payments due under each insurance policy and has otherwise performed in all material respects all of its respective obligations thereunder.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy and the Business Subsidiary and each applicable Seller is otherwise in compliance in all material respects with the terms of such policies.  Neither the Business Subsidiary nor any Seller has received written notice or any other indication of any threatened termination of any such policy.

2.25 Warranties.

(a) No product manufactured, sold, leased or delivered or service rendered by the Business is subject to any guarantee, warranty or other indemnity beyond those set forth in the terms and conditions of sale contained in the Material Contracts set forth on Schedule 2.11(a).

(b) Set forth on Schedule 2.25 is the aggregate annual cost to the Business of performing product warranty obligations for each of the previous two (2) fiscal years and the current fiscal year through September 30, 2011.  Schedule 2.25 sets forth a list of all pending or, to the knowledge of the Sellers, threatened product warranty claims in excess of $5,000 individually or $25,000 in the aggregate.  Since January 1, 2009, the Sellers have not changed the scope of its contractual obligations for standard warranties with respect to the return, repair or replacement of products manufactured or sold by the Sellers with respect to the Business.  Set forth on Schedule 2.25 is a list of all warranty obligations, whether or not based on any standard warranty form, which are still in force for products of the Business and where the Sellers have, after the issuance of the warranty, either (i) postponed the commencement of the warranty period; (ii) extended the duration of the warranty period; or (iii) changed the terms of the warranty, including without limitation, the available remedies.  Except as set forth on Schedule 2.25, none of the products currently manufactured or sold by the Business (x) has been in the past five (5) years or currently is the subject of any recall, claims or obligations arising from or alleged to arise from any injury to persons or property as a result of the ownership, possession or use of any product of the Business prior to the Closing Date nor has any recall been threatened in writing in the past five (5) years, or (y) has been in the past three (3) years or currently is the subject of any product liability claim, other than random claims of less than $5,000 per incident.  Except as set forth in Schedule 2.25 hereof, no Seller is aware of any facts that might reasonably be expected to cause any future product recalls or any increase in the number of claims resulting from the ownership, possession or use of any product of the Business.

2.26 Customers and Suppliers.  Schedule 2.26 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Business, as measured by the dollar amount of purchases therefrom or thereby, during the past three fiscal years, showing the approximate total sales by the Business to each such customer and the approximate total purchases by the Business from each such supplier, during such periods.  Except as disclosed on Schedule 2.26, (i) no customer or supplier listed on Schedule 2.26 has terminated or substantially diminished its relationship with the Business or materially adversely changed the pricing or other terms of a substantial portion of its business with the Business, (ii) no customer or supplier listed on Schedule 2.26 has notified in writing that it intends to terminate or substantially diminish its relationship with the Business or materially adversely change the pricing or other terms of a substantial portion of its business with the Business, (iii) there has not been any material adverse change in the relationship between the Business with any customer or supplier listed on Schedule 2.26, or (iv) no Contract with any customer or supplier listed on Schedule 2.26 has been expired without being renewed for a period of at least (1) year on substantially similar terms.

2.27 Books and Records.  The books and records of the Business Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Business and have been maintained in accordance with good business and bookkeeping practices and have been maintained with proper and adequate internal control over financial reporting.

2.28 Accredited Investor.  The Parent is an accredited investor as such term is defined in Regulation D under the Securities Act.

2.29 Investment Intent.  The Parent is acquiring the shares of Buyer Stock pursuant to this Agreement for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of any of such shares in violation of the Securities Act.

2.30 Investment Decision.  The Parent has been afforded the opportunity, directly or through its Representatives, to ask questions of and receive answers from the management of the Buyer concerning the investment in the Buyer Stock and has sufficient knowledge and experience in investing in companies similar to the Buyer so as to be able to evaluate the risks and merits of its investment in the Buyer Stock.  The Parent acknowledges and affirms that it has completed an investigation, analysis and evaluation of the Buyer that it deemed necessary or appropriate, and that in making its decision to enter into this Agreement, and consummate the Transaction, it has relied on such investigation, analysis, and evaluation.

2.31 Transfer Restrictions.  The Parent is aware that the shares of Buyer Stock to be issued to the Parent pursuant to this Agreement have not been registered under the Securities Act or any applicable U.S. state securities laws, and agrees that the Buyer Stock will not be offered or transferred, sold, assigned, pledged, hypothecated, gifted, encumbered or otherwise disposed of except (a) pursuant to a registration statement which has been declared effective under the Securities Act, (b) pursuant to Rule 144 under the Securities Act or (c) pursuant to any other available exemption from the registration requirements of the Securities Act, if in the opinion of counsel reasonably acceptable to Buyer such exemption is applicable.  The Parent will not transfer any shares of Buyer Stock to be issued to the Parent pursuant to this Agreement in violation of the provisions of any applicable U.S. federal or state or other jurisdiction's securities laws.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each Seller that the statements contained in this Article III are true and correct.  For purposes of this Agreement, the phrase, “to the knowledge of the Buyer” or any phrase of similar import shall mean and be limited to the actual knowledge, after due inquiry, of the following individuals: Marc Eisenberg, Robert Costantini and Christian Le Brun, or as reflected in the business records of the Buyer.

3.1 Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

3.2 Authority.  The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by the Buyer of this Agreement and such Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Buyer.  This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Sellers, constitutes or will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3 Non-contravention.  Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer will be a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the charter or bylaws of the Buyer;

(b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any material contract or agreement to which the Buyer is a party or by which the Buyer is bound; or

(c) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, the Buyer or any of its properties or assets;

(d) conflict with, result in a breach of, constitute (with or without notice) a breach of, or require any consent or waiver under any agreement to which the Buyer is a party or by which Buyer is bound relating to the registration of any securities of Buyer with the SEC or any other Governmental Entity.

3.4 Litigation.  There are no actions, suits, claims or legal, administrative or arbitration proceedings pending against, or, to the Buyer’s knowledge, threatened against, the Buyer which would adversely affect the Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

3.5 Sufficiency of Funds.  The Buyer has, and at the Closing will have, sufficient cash on hand or other sources of financing in order to consummate the transactions contemplated by the Agreement and to fulfill its obligations hereunder, including without limitation payment to the Parent of the Closing Payment at the Closing.

3.6 Brokers Fees.  Except for Raymond James, the Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, nor is there any basis for any such fee, commission or payment to be claimed by any Person against the Buyer.

3.7 Valid Issuance.  The shares of Buyer Stock to be issued to the Parent pursuant to Section 1.3(b) have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Parent), except for restrictions on transfer imposed by applicable securities laws.

3.8 SEC Reports; Financial Statements.  Buyer has filed with the SEC all reports, including amendments thereto, required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Except as set forth in

Schedule 3.8, the capitalization of the Buyer is as set forth in the Buyer’s most recent SEC Report. The financial statements of the Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Buyer and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended.  In the case of unaudited interim financial statements, such statements include all adjustments (including normal recurring accruals) necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the periods presented.

3.9 Absence of Changes.  Since the last quarterly report on Form 10-Q filed by the Buyer, there has not been a Buyer Material Adverse Effect other than as disclosed by the Buyer in any filing with the SEC.

3.10 Governmental Authorizations.  Except for (a) the requirements of state securities laws, (b) the filing of appropriate documents with the Nasdaq Stock Market, or (c) the filing of a Form 8-K or a registration statement with respect to common stock with the SEC, if applicable, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV.

PRE-CLOSING COVENANTS

4.1 Closing Efforts.

(a) Subject to the terms hereof, including Section 4.1(b), each of the Parties shall use reasonable commercial efforts to take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using reasonable commercial efforts to: (i) obtain all waivers, permits, consents, approvals or other authorizations from Governmental Entities and other third parties (the “Third Party Consents”), (ii) effect all registrations, filings and notices with or to Governmental Entities (the “Governmental Filings”) and (iii) otherwise comply in all material respects with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.  Each of the Parties shall promptly notify each of the other Parties of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(b) Without limiting the generality of the foregoing, each of the Parties shall (or shall cause the appropriate Affiliate thereof to) make any filings or information submissions pursuant thereto that may be required reasonably necessary or advisable under any applicable antitrust or trade regulation law.  Each of the Parties shall use reasonable commercial efforts to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby, and shall cooperate with each other to contest any challenges to the transactions contemplated hereby by any Governmental Entity.  Each of the Parties shall promptly inform each other of any material communication received by such Party from any Governmental Entity regarding any of the transactions contemplated hereby (unless the provision of such information would (i) violate the provisions of any applicable laws or regulations (including without limitation those relating to security clearance or export controls) or any confidentiality agreement or (ii) cause the loss of the attorney-client privilege with respect thereto.

(c) Sellers shall use its reasonable best efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

(d) Anything contained herein to the contrary notwithstanding, this Agreement will not constitute an assignment, an attempted assignment or an agreement to assign any Contract or Permit if an assignment or attempted assignment of the same without the consent of any other party or parties thereto would constitute a breach thereof or in any significant way impair the rights of the Buyer thereunder.  Each Seller shall use its reasonable best efforts, at its expense, and Buyer will reasonably cooperate with Sellers (it being understood that such reasonable best efforts or cooperation will not include any requirement to pay any consideration or offer or grant any financial accommodation or other benefit or release any claim or right), to obtain prior to the Closing all Third Party Consents and to resolve all impracticalities of assignments or transfers necessary to sell, assign, convey, transfer and deliver to Buyer the Acquired Assets.  If any such Consent is not obtained or if an attempted assignment would be ineffective or would impair any Seller's or Buyer's rights under any such Contract or Permit so that Buyer would not receive all such rights, then (1) each Seller will (x) cause the full benefits of any such Contract or Permit to be provided to Buyer, and (y) pay promptly or cause to be paid promptly to Buyer when received all monies and other properties received by such Seller or any of its Affiliates with respect to any thereof; and (2) in consideration of each Seller providing or causing to be provided to Buyer the full benefits thereof, Buyer will perform and discharge on behalf of such Seller, all of such Seller's liabilities, obligations or commitments thereunder that are Assumed Liabilities described in Schedule 1.2(a) in accordance with the provisions thereof; provided, however, that such actions shall not be required of Seller if performance thereof would give rise to additional claims by or on behalf of the party from whom the Consent is requested.  In addition, each Seller will take such other actions, at its expense, as may reasonably be requested by Buyer in order to place Buyer, insofar as reasonably possible, in the same position as if such Contract or Permit had been transferred as contemplated hereby and so that all the benefits relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to the Buyer; provided, however, that such actions shall not be required of Seller if performance thereof would give rise to additional claims by or on behalf of the party from whom the Consent is requested.  Notwithstanding the foregoing, if any such Third Party Consent is not obtained prior to the Closing, each Seller will continue to use its reasonable best efforts, at its expense, to obtain all such Third Party Consents (and, if and when such Third Party Consents are obtained, the transfer of the applicable Contract or Permit will be effected in accordance with the terms of this Agreement).

4.2 Operation of the Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Business Subsidiary shall conduct its operations of the Business in the ordinary course consistent with past practice and in compliance with all applicable Laws and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it and maintain all material existing Permits.

(a) Without limiting the generality of the foregoing, prior to the Closing, the Sellers shall not (and shall cause the Business Subsidiary not to) take any actions as set forth below, but only to the extent that such actions relate to the Business, without the written consent of the Buyer:

(i)
Issue or sell any stock or other securities of the Business Subsidiary or any options, warrants or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of options, warrants or other convertible securities outstanding on the date hereof);

(ii)
enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.11(a)(viii) or (except for normal increases in the ordinary course of business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its officers or employees, generally or individually, or hire any new officers or except in the ordinary course of business any new employees;

(iii)	acquire, sell, lease, license or dispose of any assets or property other than purchases and sales of assets in the ordinary course of business;

(iv)	mortgage or pledge any of its property or assets or subject any such property or assets to any Liens (other than Permitted Liens);

(v)	discharge or satisfy any Liens (other than Permitted Liens) or pay any obligation or liability other than in the ordinary course of business;

(vi)	amend the Business Subsidiary’s charter, by-laws or other organizational documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(vii)	make any new elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;

(viii)
enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any Material Contract or enter into any Contract which would be a Material Contract if it were in existence on the date hereof;

(ix)	make or commit to make any capital expenditure in excess of $10,000 in the aggregate;

(x)	institute or settle any Legal Proceeding with respect to the Business other than Legal Proceedings that are Retained Liabilities;

(xi)
take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (A) any of the representations and warranties of the Sellers set forth in this Agreement becoming untrue or (B) any of the conditions to the Closing set forth in Article V not being satisfied; or

(xii)	agree in writing or otherwise to take any of the foregoing actions.

(b) Notwithstanding the limitations set forth in paragraph (a) above, the Business Subsidiary and each Seller shall be permitted to (i) accept capital contributions and loans from any Seller or any of such Seller’s Affiliates and (ii) use any and all cash, cash equivalents and other short term liquid investments of the Business to make dividends, distributions or other payments to any Seller or any of such Seller’s Affiliates.  The Buyer confirms that any cash, cash equivalents and other short-term liquid investments which might be attributable to the Business Subsidiary shall belong to and be retained by the Parent (to the extent not included in the Final Closing Statement) without such action constituting a breach of any representation, warranty, covenant or other agreement of the Sellers contained in this Agreement.

4.3 Access.

(a) Each Seller shall permit the representatives of the Buyer listed on Schedule 4.3 to this Agreement to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business.  Notwithstanding the foregoing, none of the Sellers shall be obligated (i) to provide any information, documents or access to any person unless the Buyer is responsible, pursuant to the terms of the confidentiality letter agreement dated June 27, 2011 between the Buyer and the Parent (the “Confidentiality Agreement”), for the use and disclosure of any information obtained by such person from any Seller, or such person enters into a confidentiality agreement with the Parent on terms that are substantially the same as those set forth in the Confidentiality Agreement or (ii) to provide any information, documents or access that would (A) violate the provisions of any applicable laws or regulations (including without limitation those relating to security clearance or export controls) or any confidentiality agreement to which it is a party or (B) cause the loss of the attorney-client privilege with respect thereto.  Prior to the Closing, the Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of any Seller or the Business Subsidiary in connection with the transactions contemplated by this Agreement, except with the prior written consent of the applicable Seller.

(b) The Buyer and the Sellers acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by any Seller or any of such Seller’s Affiliates to the Buyer pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement.   If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.  If the Closing occurs, the Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

(c) Notwithstanding any provision of this Agreement to the contrary, the Buyer and its representatives shall not have any access at any time prior to the Closing to any information regarding pending or proposed bids for new contracts or subcontracts or any related information where the Buyer or an Affiliate of the Buyer also has submitted or intends to submit a bid for such contract or subcontract.

4.4 Schedules.  The Sellers shall be entitled to submit to the Buyer at the Closing supplements to the Disclosure Schedule and other Schedules hereto containing any matters or actions solely to the extent occurring after the date hereof (and not prohibited pursuant to the terms hereof) which, if occurring prior to the date hereof, would have been required to be set forth or described on such schedules, which shall update the representations and warranties as of the date hereof, and this Agreement shall be construed for all purposes of this Agreement as so updated; provided, however, that Buyer shall have the right to terminate this Agreement as a result of any such update to the Disclosure Schedule and other Schedules hereto to the extent provided in Section 7.1(c).

4.5 Elimination of Intercompany Items.  Effective as of the Closing, all payables, receivables, liabilities and other obligations between the Business, on the one hand, and each Seller and its Affiliates, on the other hand, shall be eliminated except to the extent expressly provided for herein.

4.6 Employees.  The Buyer may offer employment in writing to such employees of the Business Subsidiary as the Buyer shall determine in its discretion on such terms and conditions as the Buyer in its sole discretion shall determine; provided, however, that nothing contained in this Section 4.6 is intended to confer upon any such employee any right to continued employment after evaluation by the Buyer of its employment needs after the Closing.  The Buyer shall provide immediately after the Closing to such employee compensation and employee benefits on such terms and conditions as Buyer in its sole discretion shall determine; provided, however, that after the Closing, Buyer expressly reserves the right to amend, modify or terminate any employee benefit plan or program for or for the benefit of such employees in accordance with the terms thereof and applicable law.  Such offers of employment shall take effect as of the Closing, and shall require, as a condition thereof, that such employee shall resign from all positions with Sellers.  The Buyer will credit each such employee with his or her (i) seniority based on date of hire by the Sellers and (ii) respective unused annual leave time and paid time off accrued with the Business Subsidiary prior to the Closing as set forth on Schedule 2.15(a) (it being understood that the liability in respect of such accrued annual leave time and paid time off to be credited by the Buyer will be included on the Final Closing Statement).  The Sellers hereby consent to the hiring of any such employees by the Buyer and waive, with respect to the employment by the Buyer of such employees, any claims or rights any of the Sellers may have against the Buyer or any such employee under any non-competition, confidentiality or employment agreement.  The Sellers will be responsible for and will pay in due course to each employee to whom the Buyer offers employment pursuant to this Section 4.6 all accrued and unpaid salary that is attributable to such employee’s period of employment with the Business Subsidiary prior to the Closing (including payment of all related payroll and withholding taxes to the relevant taxing authority).

4.7 No Solicitation of Other Bids.

(a) From the date hereof through the Closing Date, each Seller shall not, and shall not authorize or permit any of its respective Affiliates or any of its or their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into or participate in inquiries, discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Each Seller shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of its and their respective Representatives to immediately cease and cause to be terminated, all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  Each Seller will promptly request all Persons who have heretofore executed a confidentiality agreement in connection with such Persons' consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Persons by or on behalf of such Seller or any Affiliate of any thereof, will enforce all obligations under such confidentiality agreements and will provide to the Buyer copies of certificates from such Persons certifying the return or destruction of such confidential information.  For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Buyer or any of its Affiliates or Representatives) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of the Business Subsidiary (or its capital stock) or all or any portion of the Business or the Acquired Assets.

In addition to the other obligations under this Section 4.7, each Seller shall promptly (and in any event within three business days after receipt thereof by such Seller or their respective Representatives) advise the Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(b) Each Seller agrees that the rights and remedies for noncompliance with this Section 4.7 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.

4.8 Certain Financial Information.  Each Seller shall provide all cooperation reasonably requested by the Buyer in connection with the Buyer reporting the Transaction in accordance with applicable Laws, including providing the Buyer and its Representatives:

(a) Management representation letters (but only with respect to matters pertinent to the Business) as reasonably requested by the Buyer or Sellers or any firm of independent registered public accountants engaged by the Buyer to audit, review or provide comfort letters with respect to the Buyer's financial statements for any period ended on or before the Closing Date that includes financial information of the Business;

(b) at Parent’s cost and expense, within 65 days after the Closing, standalone audited financial statements of the Business and footnotes thereto, as of and for the years ended December 31, 2011 and 2010, of the type required by Regulations S-X and S-K under the Securities Act and to permit the Buyer to comply with its disclosure obligations under the Securities Act, the Exchange Act or other applicable Laws (including any other customary items related to such audited financial statements such as management representation letters).  In addition to the above obligation to provided audited financial statements, in the event that the above deadline is not met, Parent, at its cost and expense, shall also provide to the Buyer the quarterly financial statements of the Business for subsequent periods (including footnotes thereto) reviewed by the Seller’s independent registered public accounting firm of the type required by Regulations S-X and S-K under the Securities Act to be included in registration statements at least 15 days prior to the deadline to file registration statements under the Securities Act or other applicable Laws pursuant to the Registration Rights Agreement;

(c) access to (i) such Seller's financial and accounting information for any period ended on or before the Closing Date, including without limitation, for the years ended December 31, 2011 and 2010, (ii) such Seller's officers, employees and agents responsible for the preparation and internal review of its financial statements or its internal controls and procedures with respect to financial reporting matters, and (iii) representatives of the auditors responsible for the audit or review of such Seller's financial statements for any period referred to in clause (i) above, in each case, as it relates to the Business and in order to permit Buyer to prepare, as promptly as possible, audited, unaudited and pro forma financial statements and all other financial data of the type required by Regulations S-X and S-K under the Securities Act and to permit the Buyer to comply with its disclosure obligations under the Securities Act, the Exchange Act or other applicable Laws; provided, that such access does not unreasonably interfere with the business or operations of such Seller prior to the Closing Date.

4.9 Notices of Certain Events.  From the date hereof through the Closing Date, each Seller will notify promptly the Buyer of:  (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transaction; (ii) any notice or other communication from any Governmental Entity received by such Seller in connection with the Transaction and (iii) any Action commenced, or, to the knowledge of the Sellers, threatened, relating to or involving or otherwise affecting the Business, the Acquired Assets, Assumed Liabilities or Business Employees or the consummation of the Transaction.  No notice pursuant to this Section 4.9 by itself will be deemed to amend or otherwise modify or affect any representations or warranties, covenants, obligations, agreements or conditions set forth herein, amend any schedule hereto or limited or otherwise affect any available remedies.

ARTICLE V.

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to Obligations of the Buyer.  The obligation of the Buyer to consummate the transactions to be consummated at the closing is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

(a) The representations and warranties of the Sellers set forth in Article II shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which representations and warranties shall be true and correct in all respects) as of the date hereof and as of the Closing Date as if made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date);

(b) Each Seller shall have performed or complied with in all material respects the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) No Action shall be pending or have been threatened which (i) is reasonably likely to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the Transaction or to result in material damages in connection with the Transaction, (ii) seeks to prohibit ownership or operation by the Buyer of all or a portion of the Business or the Acquired Assets or all or a portion of the businesses or assets of Buyer or any of its Affiliates or to compel Buyer to dispose of or hold separately all or any portion of the Business or the Acquired Assets or all or a portion of the business or assets of Buyer or any of its Affiliates as a result of the Transaction, (iii) cause the Transaction to be rescinded following consummation, or (iv) impose any material Liability on the Buyer or any of its Affiliates as a result of the Transaction;

(d) There shall not exist or have been enacted, entered, enforced, promulgated or deemed applicable to the Transaction any Law or any other action taken by any court or other Governmental Entity that has resulted or could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 5.1(c);

(e) There shall not exist any condition, circumstance or state of facts, and there shall not have been (or reasonably be expected to occur) any event, occurrence, change, development or circumstance, which has had or could reasonably be expected to have a Business Material Adverse Effect;

(f) All applicable waiting periods (and any extensions thereof) shall have expired or otherwise been terminated, except where the consummation of the transactions contemplated by this Agreement before the expiration or other termination of any such waiting period would not reasonably be expected to result in a  Business Material Adverse Effect;

(g) The Sellers shall have obtained all Third Party Consents and effected all Governmental Filings listed in Schedule 5.1(g);

(h) The Parent shall have delivered to the Buyer a certificate (the “Parent Certificate”) to the effect that each of the conditions specified in clauses (a), (b), (d), (e) and (g) (insofar as clause (d) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, any Seller) of this Section 5.1 is satisfied;

(i) The Parent shall have executed and delivered to the Buyer each of the Ancillary Agreements, including the Escrow Agreement, the Registration Rights Agreement and the Transition Services Agreement;

(j) The Escrow Agent shall have executed and delivered to the Buyer the Escrow Agreement;

(k) The Sellers shall have delivered to the Buyer appropriate written pay-off and termination letters from the lenders and other creditors of the Business or the Sellers, in form and substance reasonably satisfactory to the Buyer, necessary to obtain good, valid and marketable title to the Acquired Assets free and clear of all Liens; and

(l) The Buyer shall have received from the Sellers such other customary certificates (such as certificates of good standing of the Sellers in their jurisdictions of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

5.2 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Sellers) of the following conditions:

(a) The representations and warranties of the Buyer set forth in Article III shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which representations and warranties shall be true and correct in all respects) as of the date hereof and as of the Closing Date as if made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date);

(b) The Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) No Action shall be pending or have been threatened which (i) is reasonably likely to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the Transaction or to result in material damages in connection with the Transaction, (ii) seeks to prohibit ownership or operation by the Buyer of all or a portion of the Business or the Acquired Assets, (iii) cause the Transaction to be rescinded following consummation, or (iv) impose any material Liability on any Seller or any of its Affiliates as a result of the Transaction;

(d) There shall not exist or have been enacted, entered, enforced, promulgated or deemed applicable to the Transaction any Law or any other action taken by any court or other Governmental Entity that has resulted or could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 5.2(d);

(e) The Buyer shall have delivered to the Parent a certificate (the “Buyer Certificate”) to the effect that each of the conditions specified in clauses (a), (b) or (d) (insofar as clause (d) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, the Buyer) of this Section 5.2 is satisfied;

(f) All applicable waiting periods (and any extensions thereof) shall have expired or otherwise been terminated, except where the consummation of the transactions contemplated by this Agreement before the expiration or other termination of any such waiting period would not reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Sellers or the ability of the Sellers to consummate the transactions contemplated by this Agreement;

(g) The Buyer shall have executed and delivered to the Parent each of the Ancillary Agreements, including the Escrow Agreement, the Registration Rights Agreement and the Transition Services Agreement;

(h) The Escrow Agent shall have executed and delivered to the Parent the Escrow Agreement; and

(i) The Parent shall have received such other customary certificates (such as a certificate of good standing of the Buyer in its jurisdiction of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI.

POST-CLOSING COVENANTS

6.1 Proprietary Information.

(a) From and after the Closing, the Sellers shall not disclose or make use of (except to pursue its rights, under this Agreement or the Ancillary Agreements), and shall use its best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Business or the Buyer or its business (including the financial information, technical information or data relating to the Business Subsidiary’s products and names of customers of the Business Subsidiary), as well as filings and testimony (if any) presented in the course of any adjudication of a dispute pursuant to Section 7.3 and any judgment or decision relating to the same, except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Sellers or an Affiliate.  The Sellers shall enforce, for the benefit of the Buyer, all confidentiality, invention assignments and similar agreements between the Sellers and any other party relating to the Acquired Assets or the Business which are not Assigned Contracts.

(b) In the event that any Seller or any of its Affiliates or its or their Representatives are required by Law to disclose any such information, Parent will promptly notify the Buyer in writing so that the Buyer may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information.  If such motion has been denied, then such Seller, Affiliate or Representative may disclose only such portion of such information which (i) is required by Law to be disclosed (provided that such Seller, Affiliate or Representative will use its commercially reasonable efforts to preserve the confidentiality of the remainder of such information) or (ii) the Buyer consents in writing to having such information disclosed.  Each Seller will not, and will not permit any of its Affiliates or its or its Affiliates' Representatives to, oppose any motion for confidentiality brought by the Buyer.  Each Seller will continue to be bound by its obligations pursuant to this Section 6.1 for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.

6.2 Solicitation and Hiring.  For a period of one year after the Closing Date, the Sellers shall not, either directly or indirectly (including through an Affiliate), without the prior written consent of the Buyer, (a) solicit or attempt to induce any employee identified in Schedule 6.2 (such schedule to be delivered at or prior to the Closing) (“Restricted Employees”) to terminate his or her employment with the Buyer or any subsidiary of the Buyer or (b) hire or attempt to hire any Restricted Employee employed by the Buyer; provided, that this clause (b) shall not apply to any individual whose employment with the Buyer or a subsidiary of the Buyer has been terminated for a period of three months or longer. For a period of one year after the Closing Date, the Buyer shall not, either directly or indirectly (including through an Affiliate), without the written consent of the Parent, hire any employee of a Seller not offered employment by the Buyer prior to the Closing as contemplated under Section 4.6 hereof.

6.3 Non-Competition.

(a) For a period of three years after the Closing Date, the Sellers shall not, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the Business within the three-year period prior to the Closing Date or (ii) engage anywhere in the world in any business competitive with the business of the Business Subsidiary as conducted as of the Closing Date or during the three-year period prior to the Closing Date.  The agreements contained herein shall not extend to the prohibition of licensing by any Seller to third parties of any intellectual property or software licensed to the Buyer pursuant to this Agreement; provided, however, that during such period, Sellers shall not grant licenses for uses competitive with the Business. Notwithstanding the foregoing, and except as provided in Section 6.17 and Exhibit F, no Seller or its Affiliates shall be prohibited, limited or restricted in the design, development, modification, preparation of derivative works, manufacture, commercialization, marketing, sale, license or service of any tire pressure monitoring product developed under NYSERDA Contracts 10379 (dated March 14, 2008); 17721 (dated February 1, 2010); and 21188 (dated February 28, 2011) (collectively, the “NYSERDA Contracts”) or the licensing or sale of such technology.  For avoidance of doubt, activities of Parent and its Affiliates in developing, marketing, manufacturing, selling or exploiting its PAR EverServ SureCheck Product line or other products not involving transportation logistics and mobile asset (i.e., trailer, tanker, intermodal container, chassis, and genset) tracking or monitoring shall not be deemed competitive to the Business for purposes of this Section 6.3.

(b) The Sellers agree that the duration and geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable.  In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

(c) The Sellers shall, and shall use their reasonable best efforts to cause their Affiliates to, refer all inquiries regarding the business, products and services of the Business Subsidiary to the Buyer.

6.4 Tax Matters.  Each Party shall be equally responsible for any transfer Taxes, deed excise stamps and similar charges applicable to it related to the sale of the Acquired Assets contemplated by this Agreement.  The Sellers and Buyer will reasonably cooperate in preparing or filing all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

6.5 Sharing of Data.  Promptly upon request by the Buyer made at any time following the Closing Date, the Sellers shall authorize the release to the Buyer of all files pertaining to the Business Subsidiary, the Acquired Assets, the Assumed Liabilities or the business or operations of the Business Subsidiary held by any federal, state, county or local authorities, agencies or instrumentalities.

6.6 Use of Name.  The Sellers shall not use, and shall not permit any Affiliate to use, the name Logistics Management Systems, the acronym LMS, or any name reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Business Subsidiary on the date of this Agreement.  Within 30 days following the Closing, the Parent shall cause the Business Subsidiary to amend its Articles of Incorporation and other corporate records, if necessary, to comply with this provision.

6.7 Use of Retained Marks in Transferred Technology.  The Sellers and the Buyer will cooperate and use reasonable commercial efforts to provide to the Buyer for inclusion in its web site, as promptly as practicable following the Closing, all text, images and other content contained in all web sites relating exclusively or primarily to the Business maintained by the Sellers (or their Affiliates).   Subject to the provisions of Section 6.6 hereof, prior to including any such text, images or other content in its web site, the Buyer shall remove all references to the Retained Marks from any such text, images or other content.  The Sellers (or their Affiliates) shall retain ownership of all domain names containing the term “PAR” and neither the Buyer nor any of its Affiliates shall have any right or license to any such domain name.  To the extent the Business utilized any internet protocol address space allocated to the Sellers, such internet protocol address space shall remain the property of the Sellers, and no rights or licenses are granted to the Buyer with respect thereto.

6.8 Cooperation in Litigation.  From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of the Business Subsidiary or the Buyer prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement).  The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

6.9 Collection of Assets.

(a) Effective as of the Closing Date, each Seller hereby constitutes and appoints the Buyer the true and lawful attorney of such Seller, with full power of substitution, in the name and on behalf of such Seller but for the benefit of and at the sole cost and expense of the Buyer, to institute and prosecute proceedings that the Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets or the Assumed Liabilities, or to defend or compromise any Action in respect of any of the Acquired Assets or the Assumed Liabilities, and to take all such action in relation thereto as the Buyer shall deem advisable.  Each Seller acknowledges that such powers will be coupled with an interest and will not be revocable by such Seller for any reason.  The Buyer will retain for its own account any amount collected as a result of any action taken pursuant to the foregoing powers.

(b) All assets, amounts and proceeds which are received (whether received in lock boxes, via wire transfer, by check or otherwise) or possessed by any Seller or any Affiliate of any thereof at or after the Closing Date in respect of the Acquired Assets or the Assumed Liabilities will be received or possessed and held in trust for the benefit of the Buyer and will be forthwith paid over to the Buyer in the form so received or possessed (with any necessary endorsement).  Without limiting the generality of the foregoing, each Seller will, and will cause each of their respective Affiliates to, wire transfer to an account designated by the Buyer all payments in respect of accounts receivable which constitute Acquired Assets received by such Seller or any Affiliate of any thereof within three business days after receipt thereof.  Effective as of the Closing Date, each Seller, on behalf of itself and its respective Affiliates, hereby grants to the Buyer the right and authority to endorse without recourse the name of such Seller or any Affiliate of any thereof on any check or any other evidences of indebtedness or negotiable instruments received by the Buyer on account of any accounts receivable or other Acquired Assets transferred to Buyer hereunder.

6.10 Payment of Assumed Liabilities.  In the event that any Seller (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any Assumed Liabilities, the Buyer shall reimburse such Seller or Affiliate for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge.

6.11 Insurance.  The Sellers shall provide reasonable cooperation to the Buyer in order to afford the Buyer the right to receive payment under any insurance policies of the Sellers covering the Business or the Acquired Assets prior to the Closing with respect to any claim or loss covered by such policies that relates to any of the Acquired Assets or constitutes an Assumed Liability.  The Buyer shall promptly notify the Sellers of the basis and amount of any such insurance claim.  Any such rights of the Buyer to receive payment on any such insurance claim shall be subject to any deductibles, self-insured retentions, retained amounts, retentions or exclusions, to the Buyer’s payment of any retrospectively rated premiums, and to the other terms of the applicable insurance policy.  If so requested by any Seller, the Buyer shall, as a condition to receiving payment on any such insurance claim, make arrangements reasonably satisfactory to such Seller for the payment directly to the applicable insurance carrier of any amounts which are the responsibility of the Buyer in accordance with the immediately preceding sentence.  This Section 6.11 shall not require any Seller to convert any “claims made” policy to an “occurrence based” policy and shall not obligate any Seller to maintain any insurance policy in effect such that it covers claims made or events occurring after the Closing.

6.12 Books and Records.

(a) On the Closing Date, the Sellers will cause all books and records constituting Acquired Assets to be delivered to the Buyer.

(b) The Sellers will not dispose of or destroy any business records or files related to the Business which do not constitute Acquired Assets for the greater of (x) five years (one year in the case of email records) after the Closing Date or (y) any applicable statutory or retention period (including any extension thereof).  Prior to disposing of or destroying any such business records or files in accordance with the preceding sentence, Parent will provide not less than 30 days' prior written notice to the Buyer, specifying the business records and files proposed to be disposed of or destroyed.  If, prior to the scheduled date for such disposal or destruction, the Buyer requests in writing that any of the business records or files proposed to be disposed of or destroyed be delivered to the Buyer, Parent will arrange promptly for the delivery of the requested business records and files to a location specified by, and at the expense of, the Buyer.

6.13 Post-Closing Access to Information.

(a) From and after the Closing, the Buyer will make or cause to be made available to Parent and its agents and employees all business records and files constituting Acquired Assets (other than information which is legally privileged, subject to confidentiality obligations to third parties or the provision of which is prohibited by law) during regular business hours as may be reasonably necessary for (i) preparing tax returns and financial statements and responding to tax audits covering operations and transactions at or prior to the Closing, (ii) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (iii) preparing reports to stockholders and Governmental Entities or (iv) such other purposes for which access to such documents is reasonably necessary; provided, however, that access to such business records and files will not unnecessarily interfere with or adversely affect the normal operations of Buyer and its Subsidiaries and Affiliates and the reasonable out-of-pocket expenses of the Buyer incurred in connection therewith will be paid by Parent.

(b) From and after the Closing, each Seller will make or cause to be made available to the Buyer and its agents and employees all business records and files of such Seller and its Affiliates related to the Business which do not constitute Acquired Assets (other than information which is legally privileged, subject to confidentiality obligations to third parties or the provision of which is prohibited by law) during regular business hours for the same purposes, to the extent applicable, as set forth in Section 6.13(a); provided, however, that access to such business records and files will not unnecessarily interfere with or adversely affect the normal operations of such Seller and its Affiliates and the reasonable out-of-pocket expenses of such Seller and its Affiliates incurred in connection therewith will be paid by the Buyer.  For avoidance of doubt, this Section 6.13(b) imposes no obligation on the part of any Seller to retain or refrain from disposing of any such records or files, except as provided in Section 6.12(b).

6.14 Standard Procedure.  If applicable, pursuant to Rev. Proc. 2004-53, 2004-34 I.R.B. 320, Buyer and Parent (or the Business Subsidiary) shall report on a predecessor/successor basis in accordance with the “Standard Procedure” provided in Section 4 of such Revenue Procedure.

6.15 Registration of Buyer’s Common Stock.  The Buyer shall register the Buyer Stock issuable to the Parent pursuant to this Agreement under federal and applicable state securities laws in accordance with the registration rights agreement attached hereto as Exhibit D (the “Registration Rights Agreement”).

6.16 Restriction on Resale of Buyer’s Common Stock.  Without the prior written consent of the Buyer, the Parent shall not sell, dividend or otherwise distribute an amount in excess of thirty-three percent (33%) of the total number of shares of Buyer Stock received by the Parent pursuant to Sections 1.3(b), 1.4 and 1.5 (including any shares delivered in respect of or based on the Base Earn-Out Amount or the [* * *] Earn-Out Amounts to the extent actually delivered to the Parent as of the date of determination) in any month following the effective date of the registration statement to be filed by the Buyer in accordance with the Registration Rights Agreement.

6.17 Pressure*Watch Product.  PAR-G is developing a product called Pressure*Watch under the NYSERDA Contracts.  The NYSERDA Contracts are “Excluded Assets” and will remain the property and responsibility of PAR-G, their relevance to the Business notwithstanding.  At the Closing, PAR-G agrees to enter into a supplier agreement with PLMS Acquisition, LLC, in the form to be mutually agreed by the Parties at or prior to Closing and attached hereto as Exhibit F, under which PAR-G will agree that, upon completion of its performance under the NYSERDA Contracts and readiness for commercial roll-out of Pressure*Watch, it will manufacture (or have manufactured) and sell to PLMS Acquisition, LLC Pressure*Watch units and licenses to Pressure*Watch software at the prices and on the terms set forth therein.  Nothing in this Agreement shall constitute the Buyer a party to, or confer upon the Buyer any right or claim to any reimbursement due to PAR-G under, the NYSERDA Contracts.

ARTICLE VII.

INDEMNIFICATION

7.1 Indemnification by the Sellers.  To the fullest extent permitted by law, the Parent and the Business Subsidiary (the “Seller Indemnifying Parties”) shall, jointly and severally, indemnify the Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Group”) in respect of, and hold the Buyer Group harmless against, and pay or reimburse the Buyer for, any and all Damages incurred or suffered by the Buyer or any other member of the Buyer Group resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Sellers contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Sellers to the Buyer pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Sellers contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by the Sellers to the Buyer pursuant to this Agreement;

(c) any Excluded Assets;

(d) any Retained Liabilities (including any Liability which is not an Assumed Liability that may become a Liability of the Buyer by statute, regulation, common law or otherwise and the failure by any Seller or any Affiliate of any thereof to pay, perform or otherwise discharge any Retained Liabilities in accordance with their terms) or the assertion against any member of the Buyer Group of any such Liability;

(e) the failure of the Buyer and the Sellers, in connection with the sale of the Acquired Assets by the Sellers to the Buyer pursuant to this Agreement, to comply with, and obtain for the Buyer the benefits afforded by compliance with, any applicable bulk transfer laws;

(f) any Liability for and in respect of (i) Taxes of any Seller and its Affiliates including such Taxes arising in connection with the consummation of the transactions contemplated hereby, (other than Taxes that are the responsibility of the Buyer hereunder or pursuant to applicable law), and (ii) Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities for periods (or portions thereof) ending on or before the Closing Date); or

(g) [* * *].

7.2 Indemnification by the Buyer.  To the fullest extent permitted by law, the Buyer shall indemnify the Sellers and their respective Affiliates and their respective Representatives (collectively, the “Parent Group”) in respect of, and hold the Parent Group harmless against, and pay or reimburse the Parent Group for, any and all Damages incurred or suffered by the Sellers or any other member of the Parent Group resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Sellers pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Sellers pursuant to this Agreement;

(c) any Assumed Liabilities (including the failure by the Buyer to pay, perform or otherwise discharge any Assumed Liabilities in accordance with their terms) or the assertion against any member of the Parent Group of any Assumed Liability; or

(d) any liabilities arising after the Closing from the conduct of the Business by the Buyer and not otherwise indemnifiable by the Sellers pursuant to Section 7.1 (irrespective of any cap or basket described under Section 7.5(a) hereof).

7.3 Indemnification Claims.

(a) Third Party Claims.  An Indemnified Party shall give written notification to the party obligated to provide indemnification pursuant to this Agreement (the “Indemnifying Party”) of the commencement of any claim or demand made against an Indemnified Party by any Person who is not a party to this Agreement (and who is not an Affiliate of a party to this Agreement) (a “Third Party Action”).  Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided, that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense.  The non-controlling party may participate in such defense at its own expense.  The controlling party shall keep the non-controlling party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the non-controlling party with respect thereto.  The non-controlling party shall furnish the controlling party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the controlling party in the defense of such Third Party Action.  The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided; that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) Procedure for Claims.                                           An Indemnified Party wishing to assert a claim for indemnification under this Article VII shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VII and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.  Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount.  If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.12.

(c) Cooperation and Consultation. [* * *].

7.4 Survival.

(a) The representations and warranties of the Sellers (other than Sections 2.1, 2.2, 2.3 (a)(b) and (d), 2.7, 2.8, 2.10, 2.17 and 2.21) and the Buyer (other than Sections 3.1, 3.2 and 3.6) set forth in this Agreement, the Parent Certificate and the Buyer Certificate shall survive the Closing and the consummation of the transactions contemplated hereby and continue in full force and effect until fifteen (15) months after the Closing Date, at which time they shall terminate and expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any breach or inaccuracy of such representations and warranties.  Notwithstanding the foregoing, (i) the representations and warranties of the Sellers contained in Sections 2.1, 2.2, 2.3 (a)(b) and (d), and 2.8 and of the Buyer contained in Sections 3.1 and 3.2 shall survive the Closing and the consummation of the transactions contemplated hereby without limitation and (ii) the representations and warranties of the Sellers contained in Sections 2.7, 2.10, 2.17 and 2.21 and of the Buyer contained in Section 3.6 will continue in full force and effect until the expiration of all applicable statutes of limitation (giving effect to any extensions thereof) and then terminate and expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any breach or inaccuracy of such representations and warranties.

(b) If an indemnification claim is properly asserted in writing pursuant to Section 7.3 prior to the expiration as provided in Section 7.4(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

7.5 Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement:

(i)
no individual claim (or series of related claims) for indemnification under Sections 7.1(a) or 7.2(a) (other than with respect to the representations and warranties contained in Sections 2.7, 2.8, 2.21, or 3.6) shall be valid and assertable unless it is (or they are) for an amount in excess of $75,000;

(ii)
the aggregate liability of the Seller Indemnifying Parties with respect to the indemnification of any claims pursuant to Sections 7.1(a) (other than with respect to the representations and warranties contained in Sections 2.7, 2.8, or 2.21) shall not exceed an amount equal to $1,200,000 (exclusive of reasonable costs and expenses, including attorney fees); and

(iii)
the aggregate liability of the Buyer with respect to the indemnification of any claims pursuant to Section 7.2(a) (other than with respect to the representations and warranties contained in Section 3.6) shall not exceed an amount equal to $1,200,000 (exclusive of reasonable costs and expenses, including attorney fees); and

(iv)
the amount of any Damages for which a Party is entitled to indemnification as provided under this Article VII shall be calculated net of any accruals, reserves or provisions therefor reflected in the Most Recent Balance Sheet.

(b) In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article VII that are consequential, in the nature of lost profits, diminution in the value of property, special or punitive or otherwise not actual damages, other than such Damages or other amounts that are components of judgment awards against an Indemnified Party in actions by third parties to the extent that any such judgment award is subject to indemnification pursuant to this Article VII.  Each Party shall (and shall cause its Affiliates to) use reasonable commercial efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to it under this Article VII.

(c) The amount of Damages recoverable by an Indemnified Party under this Article VII with respect to an indemnity claim shall be reduced by the amount of any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier.  An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Damages it incurs, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages.  If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this Article VII with respect to such claim plus the amount of the insurance payments received, over (B) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VII.

(d) All representations, warranties, covenants and agreements made by any Seller in this Agreement or in any other Transaction Document and Buyer's right to indemnification, reimbursement or recovery pursuant to this Agreement based thereon shall not be affected or deemed waived by (i) any investigation made by or on behalf of the Buyer (whether before, on or after the date hereof or before, on or after the Closing Date), (ii) knowledge capable of being obtained as a result of such investigation or otherwise, or (iii) the Buyer's participation in the preparation of the schedules pursuant to this Agreement.

(e) Except with respect to claims for equitable relief, including specific performance, or fraud perpetuated with respect to breaches of any covenant, representation or agreement contained in this Agreement or the Ancillary Agreements, the rights of the Indemnified Parties under this Article VII shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims covered by Section 7.1, Section 7.2 or otherwise relating to the transactions that are the subject of this Agreement.  Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

7.6 Indemnity Escrow.

(a) Subject to the limitations set forth in Section 7.5,

(i)
any claims of the Buyer Group pursuant to the indemnification obligations of the Seller Indemnifying Parties set forth in Section 7.1(a) (other than with respect to the representations and warranties contained in Sections 2.7, 2.8, or 2.21) will be payable initially from the Escrow Property in accordance with the terms of the Escrow Agreement;

(ii)
the Buyer shall have the option to seek payment from the Escrow Property for any other claims of the Buyer Group pursuant to the indemnification obligations of the Seller Indemnifying Parties set forth in this Agreement; and

(iii)
in the event the Escrow Property is insufficient to cover such claims, the Buyer Group shall have recourse directly from the Seller Indemnifying Parties pursuant to the procedures set forth in this Article VII.

(b) Subject to Section 2.31 and Section 6.16, the Parent may sell any of the Escrowed Shares held by the Escrow Agent pursuant to the Escrow Agreement; provided, that the Parent instructs the broker handling such sale to deposit all proceeds of any such sale directly with the Escrow Agent to be held as Escrow Property pursuant to the terms of the Escrow Agreement.

7.7 Treatment of Indemnification Payments.  The amount of Damages for which indemnification is provided under this Agreement will be (i) increased to take account of any Tax cost incurred (grossed up for such increase) by the Indemnified Party arising from the receipt of indemnity payments hereunder (unless such indemnity payment is treated as an adjustment to the purchase price for tax purposes) and (ii) reduced to take account of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party will be deemed to be subject to the applicable Federal, state, local and/or local country income taxes at the maximum statutory rate then in effect.  Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the purchase price for Tax purposes unless a determination (as defined in Section 1313 of the Code) or a similar event under foreign Tax Law with respect to the Indemnified Party causes any such payment not to constitute an adjustment to the purchase price for United States Federal income tax purposes or foreign Tax purposes, as the case may be.

ARTICLE VIII.

TERMINATION

8.1 Termination.                                The Parties may terminate this Agreement prior to the Closing as provided below:

(a) The Parties may terminate this Agreement by mutual written consent;

(b) The Buyer may terminate this Agreement by giving written notice to the Parent in the event any Seller is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.1(a) or Section 5.1(b) not to be satisfied and (ii) is not cured within 30 days following delivery by the Buyer to the Parent of written notice of such breach;

(c) The Parent may terminate this Agreement on behalf of the Sellers by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.2(a) or Section 5.2(b) not to be satisfied and (ii) is not cured within 30 days following delivery by the Parent to the Buyer of written notice of such breach;

(d) The Buyer may terminate this Agreement by giving written notice to the Parent if the Closing shall not have occurred on or before March 31, 2012 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results exclusively or primarily from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement); and

(e) The Parent may terminate this Agreement on behalf of the Sellers by giving written notice to the Buyer if the Closing shall not have occurred on or before March 31, 2012 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results exclusively or primarily from a breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement).

8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder (other than with respect to Section 8.2 and Article X, which shall continue in effect) shall terminate without any liability of any Party to the other Parties.  Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party for any breach of this Agreement by such Party, prior to the termination of this Agreement, or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such a breach by any other Party.

ARTICLE IX.

DEFINITIONS

As used in this Agreement, each of the following capitalized terms shall have the respective meanings set forth below.

“2012 Aggregate Billable Subscriber Additions” shall have the meaning set forth in Section 1.4(e)(i) hereof.

“Accounting Practices” means accounting methods, practices, policies, procedures, classifications, judgments, estimation methodologies and standards (including asset and liability valuations, cut-off procedures, revenue recognition, accounting for long-term contracts and materiality standards).

“Acquired Assets” shall have the meaning specified in Section 1.1(a) hereof.

“Acquisition Proposal” shall have the meaning specified in Section 4.7(a) hereof.

“Action” shall mean any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

“Adjusted Subscriber Base” shall have the meaning set forth in Section 1.4(e)(ii) hereof.

“Adjustment Amount” shall have the meaning set forth in Section 1.10(e)(ii) hereof.

“Affiliate” shall have the meaning specified in Section 2.20 hereof.

“Agreed Amount” shall have the meaning specified in Section 7.3(b) hereof.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Allocation Schedule” shall mean the schedule described in Section 1.8 hereof.

“Ancillary Agreements” shall have the meaning set forth in Section 1.7(b)(iii) hereof.

“Assigned Contracts” shall mean the contracts and agreements assigned to the Buyer by the Sellers hereunder.

“Associate” shall mean, with respect to any Person, (a) any corporation or organization (other than the Business Subsidiary) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities or other ownership interests, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director, officer or employee of the Business Subsidiary.

“Assumed Liabilities” shall have the meaning set forth in Section 1.2(a) hereof.

“Balance Sheet Date” shall have the meaning set forth in Section 2.4 hereof.

“Base Earn-Out Amount” shall have the meaning set forth in Section 1.4(a) hereof.

“Base Earn-Out Audit Notice” shall have the meaning set forth in Section 1.4(d) hereof.

“Base Earn-Out Market Price” shall have the meaning set forth in Section 1.4(e)(iii) hereof.

“Base Earn-Out Statement” shall have the meaning set forth in Section 1.4(c) hereof.

“Business” shall have the meaning set forth in the Introduction.

“Business Benefit Plans” shall have the meaning set forth in Section 2.16(a) hereof.

“Business Employees” shall mean all employees of the Sellers exclusively or primarily engaged in the Business.

“Business Intellectual Property” shall mean all Intellectual Property owned or used by the Business Subsidiary or that was developed by or for the Business, including all Intellectual Property related to the products and technologies listed on Schedule 1.1(a).  In no event shall Business Intellectual Property include any Intellectual Property developed by the Sellers under the NYSERDA Contracts without regard to who paid for such development under the cost sharing provisions thereof.

“Business Material Adverse Effect” shall have the meaning set forth in Section 2.1 hereof.

“Business Properties” shall have the meaning set forth in Section 2.17(a)(viii) hereof.

“Business Subsidiary” shall have the meaning set forth in the preamble hereof.

“Business Subsidiary Benefit Plans” shall have the meaning set forth in Section 2.16(a) hereof.

“Buyer” shall have the meaning set forth in the preamble hereof.

“Buyer Certificate” shall have the meaning set forth in Section 5.2(d) hereof.

“Buyer Group” shall have the meaning set forth in Section 7.1 hereof.

“Buyer Material Adverse Effect” shall mean any change, effect or circumstance that has or results, or is reasonably likely to result, in a material adverse effect on the business, condition (financial or otherwise), operations, results of operations, or prospects of the Buyer or its business taken as a whole (other than changes, effects or circumstances that are the result of economic factors affecting the economy as a whole or that are the result of factors generally affecting the industry or specific markets in which the Buyer competes provided that such change, effect or circumstance does not affect the Buyer and its business as a whole in a substantially disproportionate manner compared to other participants in the industries in which the Buyer operates) provided, however, that a “Buyer Material Adverse Effect” shall not include any adverse change, effect or circumstance (i) arising out of or resulting primarily from actions contemplated by the Parties in connection with this Agreement, except pursuant to Section 4.1(a), (ii) arising out of or resulting from conditions caused by acts of terrorism, armed conflict or war (whether or not declared), provided that such condition does not affect the Buyer or its business in a substantially disproportionate manner compared to other participants in the industries in which the Buyer operates; (iii) that is attributable to the announcement, pendency or performance of this Agreement or the transactions contemplated by this Agreement (including the loss or any customer, vendor, supplier or prospect, or a reduction in the amount of business such customer, vendor or supplier does with the Buyer resulting from or arising out of the announcement or performance of this Agreement); (iv) arising out of or resulting from any changes in applicable laws, generally accepted accounting principles as in effect on the date of this agreement, other accounting standards or interpretations thereof; (v) arising out of or resulting from the failure of the Buyer to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a Buyer Material Adverse Effect); (vi) arising out of or resulting from any change in the market price or trading volume of Buyer (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a Buyer Material Adverse Effect); or (vii) arising out of or resulting from any action, suit or other legal proceeding brought by stockholders of the Buyer arising from or relating to the transactions contemplated by this Agreement.

“Buyer Stock” shall have the meaning set forth in Section 1.3(b) hereof.

“Calculation Periods” shall have the meaning set forth in Section 1.5(e)(i) hereof.

“CERCLA” shall have the meaning set forth in Section 2.17(a)(vi) hereof.

“Claim Notice” shall have the meaning set forth in Section 7.3(b) hereof.

“Claimed Amount” shall have the meaning set forth in Section 7.3(b) hereof.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.7(a) hereof.

“Closing Payment” shall have the meaning set forth in Section 1.3(a) hereof.

“Closing Statement” shall have the meaning set forth in Section 1.10(a) hereof.

“Code” shall mean Internal Revenue Code of 1986, as amended.

“Company Debt Amount” means all amounts (including outstanding principal balances, accrued interest and all penalties, fees and expenses of payment or prepayment) payable in connection with the payment in full of all Indebtedness of the Business outstanding on the Closing Date and the cancellation, termination and release as of the Closing Date of all Contracts and Liens of the Business outstanding on the Closing Date relating to or evidencing Indebtedness of the Business, in each case to the extent necessary to obtain good, valid and marketable title to the Acquired Assets free and clear of all Liens.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.4(a) hereof.

“Consents” shall mean all consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.

“Contract” shall mean, with respect to any Person, all agreements, contracts, obligations, commitments and arrangements (a) to which such Person is a party, (b) under which such Person has any rights, (c) under which such Person has any Liability or (d) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including, in each case, all amendments, modifications and supplements thereto.

“Current Assets” means, as of the Closing Date, accounts receivable (net of allowance for doubtful accounts), inventory (net of allowance for obsolescence reserve) and prepaid expenses of the Business, in each case that, in accordance with GAAP, constitute (a) current assets of the Business and (b) Acquired Assets.

“Current Liabilities” means, as of the Closing Date, all accounts payable and other Liabilities of the Business that, in accordance with GAAP, constitute current liabilities of the Business; provided, however, that, notwithstanding the foregoing, Current Liabilities shall not include (a) the Company Debt Amount, or (b) Parent Expenses.

“Damages” shall mean any and all losses, Liabilities, claims, damages, deficiencies, diminutions in value, fines, payments, Taxes, Liens, costs and expenses, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising and whether or not resulting from Third Party Actions (including the costs and expenses of any and all Actions or other legal matters; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and reasonable costs and expenses, including attorneys', accountants' and other experts' fees and expenses, incurred in investigating, preparing for or defending against any such Actions or other legal matters or in asserting, preserving or enforcing an Indemnified Party's rights hereunder).

“Delivery Date” shall have the meaning set forth in Section 1.10(a) hereof.

 “Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article II.

“Environment” shall have the meaning set forth in Section 2.17(a)(ii) hereof.

“Environmental Law” shall have the meaning set forth in Section 2.17(a)(iii) hereof.

“Environmental Liabilities” shall have the meaning set forth in Section 2.17(a)(iv) hereof.

“Environmental Matters” shall have the meaning set forth in Section 2.17(a)(v) hereof.

“ERISA” shall have the meaning set forth in Section 2.16(a) hereof.

“ERISA Affiliate” shall have the meaning set forth in Section 2.16(a) hereof.

“Escrow Agent” shall mean the Person selected by the Buyer and the Parent to act as escrow agent under the Escrow Agreement.

“Escrow Agreement” shall mean the escrow agreement among Buyer, the Escrow Agent and the Parent substantially in the form attached hereto as Exhibit G.

 “Escrow Property” shall mean the Escrowed Shares plus any proceeds resulting from the sale of Escrowed Shares (including interest thereon), each as held by the Escrow Agent pursuant to the Escrow Agreement.

“Escrowed Shares” shall have the meaning set forth in Section 1.3(c) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 1.1(b) hereof.

“Existing Buyer Customers” shall have the meaning set forth in Section 1.4(e)(iv) hereof.

 “Existing PLMS Customers” shall have the meaning set forth in Section 1.4(e)(v) hereof.

 “Final Closing Statement” shall have the meaning specified in Section 1.10(b) hereof.

 “Final Net Working Capital Amount” shall have the meaning specified in Section 1.10(e)(i) hereof.

 “Financial Statements” shall have the meaning set forth in Section 2.4 hereof.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date of this Agreement, consistently applied.

“Government Contract” shall have the meaning set forth in Section 2.12(a) hereof.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency, or commission or other governmental or regulatory authority or agency.

 “Governmental Filings” shall have the meaning set forth in Section 4.1(a) hereof.

“Indebtedness” shall mean, with respect to the Business Subsidiary or any other Seller (with respect to the Business) without duplication, (a) all Liabilities of such Person for borrowed money, including principal, interest, fees and other amounts payable with respect thereto, (b) all Liabilities of such Person evidenced by bonds, debentures, notes or other similar instruments (excluding “deposit only” endorsements on checks payable to the order of such Person), including principal, interest, fees and other amounts payable with respect thereto, (c) all Liabilities of such Person to pay the deferred purchase price of property or services (except for trade accounts payable arising in the ordinary course of business consistent with past practices), (d) all Liabilities of others guaranteed by such Person, whether or not secured by a Lien on any asset of such Person, (e) all Liabilities secured by a Lien on any asset of such Person, whether or not such Liabilities are assumed by such Person, (f) all Liabilities under letters of credit, bankers' acceptances or note purchase facilities issued for the account of such Person and all drafts drawn thereunder, including principal, interest, fees and other amounts payable with respect thereto, (g) all Liabilities of such Person in respect of capital leases and (h) all Liabilities of such Person under any derivative, hedging or similar agreements (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements or any other agreements or arrangements designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices).  Notwithstanding anything to the contrary contained herein, Indebtedness includes all Liabilities of the Business Subsidiary or any other Seller (with respect to the Business) in respect of those Contracts set forth on Schedule 2.8(a).

“Indemnified Party” shall mean any member of the Buyer Group or the Parent Group who or which may seek indemnification under this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 7.3(a) hereof.

“Independent Firm” shall have the meaning set forth in Section 1.6 hereof.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including utility and design patents, industrial designs and utility models), patent applications and patent and invention disclosures, and all other rights of inventorship, worldwide, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof; (b) all registered and unregistered trademarks, service marks, trade names, domain names, trade dress, logos, business, corporate and product names and slogans, worldwide, and registrations and applications for registration thereof along with all goodwill associated therewith and symbolized thereby; (c) all copyrights in copyrightable works, and all other rights of authorship, worldwide, and all applications, registrations and renewals in connection therewith; (d) all mask works and semiconductor chip rights, worldwide, and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information); (f) all Software; (g) all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide; (h) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (i) all other proprietary, intellectual property and other rights relating to any or all of the foregoing , including all work performed as “work for hire.”

“[* * *] Earn-Out” shall have the meaning set forth in Section 1.5(a) hereof.

“[* * *] Earn-Out Audit Notice” shall have the meaning set forth in Section 1.5(d) hereof.

“[* * *] Earn-Out Market Price” shall have the meaning set forth in Section 1.5(e)(ii) hereof.

“[* * *] Earn-Out Statement” shall have the meaning set forth in Section 1.5(c) hereof.

“IRS” shall have the meaning set forth in Section 2.16(b) hereof.

“Laws” means all laws, statutes, constitutions, treaties, rules, regulations, legal requirements, directives, ordinances, codes, judgments, rulings, orders, writs, decrees, stipulations, injunctions and determinations of all Governmental Entities.

“Leases” shall mean all leases, subleases, licenses, rights to occupy or use and other Contracts with respect to real property, including, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Liability” shall mean any and all claims, debts, liabilities, obligations and commitments of whatever nature, due or to become due, and whenever or however arising (including those arising out of any Law, Contract, breach, violation, infringement or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Lien” means any charge, “adverse claim” (as defined in Section 8-102(a)(1) of the Uniform Commercial Code) or other equitable interest, lien, encumbrance, pledge, security interest, mortgage, retention of title agreement, or restriction of any kind or nature.

“Material Contract” shall have the meaning set forth in Section 2.11(a) hereof.

“Materials of Environmental Concern” shall have the meaning set forth in Section 2.17(a)(vi) hereof.

“Maximum Target Net Working Capital Amount” means $2,246,000.

“Minimum Target Net Working Capital Amount” means $2,046,000.

“Most Recent Balance Sheet” shall have the meaning set forth in Section 2.4 hereof.

“Multiemployer Plan” shall have the meaning set forth in Section 2.16(a) hereof.

“Net Working Capital Amount” means an amount equal to the remainder of Current Assets, minus Current Liabilities.

“Notice of Disagreement” shall have the meaning specified in Section 1.10(b) hereof.

“NYSERDA” shall mean the New York Energy Research and Development Administration, an agency of the State of New York.

“NYSERDA Contracts” shall have the meaning specified in Section 6.3(a) hereof.

“Offsite Liabilities” shall have the meaning set forth in Section 2.17(a)(vii) hereof.

“ORBCOMM Channel Partner” shall have the meaning set forth in Section 1.4(e)(vi) hereof.

“Parent” shall have the meaning set forth in the preamble hereof.

“Parent Certificate” shall have the meaning set forth in Section 5.1(d) hereof.

“Parent Group” shall have the meaning set forth in Section 7.2 hereof.

“Parent Expenses” means any and all (a) fees and out-of-pocket costs and expenses (including fees and expenses of counsel to the Business Subsidiary or the Parent and of investment bankers, accountants or other advisors or experts retained by the Business Subsidiary or the Parent) incurred by the Business Subsidiary in connection with the Transaction and (b) severance, bonus or other incentive arrangements with employees, officers, directors or other Persons payable by the Business Subsidiary in connection with any sale or other disposition of the Business Subsidiary (including the Transaction).

“[* * *]” shall have the meaning set forth in Section 7.3(c) hereof.

“PAR-G” shall have the meaning set forth in the preamble hereof.

“Parties” shall have the meaning set forth in the preamble hereof.

“Permits” shall have the meaning set forth in Section 2.19 hereof.

“Permitted Liens” means Liens for (a) Taxes, assessments and other governmental charges, if such Taxes, assessments or charges shall not be due and payable; and (b) inchoate workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business consistent with past practices in respect of obligations which are not overdue, minor title defects and recorded easements, which workmen's, repairmen's or other similar Liens, minor title defects and recorded easements do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate or the Business, assuming that the property is used on substantially the same basis as such property is currently being used by the Sellers.

“Person” shall mean any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Entity).

“Plans” shall collectively refer to any pension, retirement, savings, money purchase, profit sharing, deferred compensation plan, medical, vision, dental, hospitalization, prescription drug and other health plan, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance plan, bonus, stock option, equity, stock purchase, stock appreciation, phantom stock, incentive compensation, special compensation, severance, salary continuation, retention and other plan and each other employee or fringe benefit plan, program or Contract to which the Business Subsidiary or any ERISA Affiliate contributes or is required to contribute or has any liability, or which the Business Subsidiary or any ERISA Affiliate sponsors, maintains or administers or which is otherwise applicable to employees or categories of employees of the Business Subsidiary, whether written or oral and whether direct or indirect.

“PLMS Channel Partner” shall have the meaning set forth in Section 1.4(e)(vii) hereof.

“Position Statement” shall have the meaning specified in Section 1.10(c) hereof.

“RCRA” shall have the meaning set forth in Section 2.17(a)(vi) hereof.

“Registration Rights Agreement” shall have the meaning set forth in Section 6.15 hereof.

“Release” shall have the meaning set forth in Section 2.17(a)(i) hereof.

“Representatives” means, with respect to any Person, such Person's directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Resolution Period” shall have the meaning specified in Section 1.10(c) hereof.

“Restricted Employee” shall have the meaning set forth in Section 6.2 hereof.

“Retained Liabilities” means all Liabilities of the Sellers and their respective Affiliates based upon, arising out of, relating to or otherwise in connection with the Business or the conduct or operation thereof on or prior to the Closing Date (in each case other than Assumed Liabilities), including all such Liabilities based upon, arising out of, relating to or otherwise in connection with any events, actions, occurrences, omissions, circumstances or conditions whatsoever occurring or existing on or prior to the Closing Date, whether asserted prior to, on or after the Closing Date.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in Section 3.8 hereof.

“[* * *]” shall have the meaning set forth in Section 7.3(c) hereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time, including the rules and regulations promulgated thereunder.

“Seller,” “Sellers” shall have the meanings set forth in the preamble hereof.

“Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to the foregoing.

“StarTrak” shall have the meaning set forth in Section 1.4(e)(viii) hereof.

“Tax Returns” shall mean all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes.

“Taxes” shall mean all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, social security charges and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Third Party Action” shall have the meaning set forth in Section 7.3(a) hereof.

“Third Party Consents” shall have the meaning set forth in Section 4.1(a) hereof.

“to the knowledge of the Buyer” shall have the meaning set forth in the first paragraph of Article III hereof.

“to the knowledge of the Sellers” shall have the meaning set forth in the first paragraph of Article II hereof.

“Transaction” shall mean the transactions contemplated by the Transaction Documents.

“Transaction Documents” shall mean this Agreement, the Transition Services Agreement, the Ancillary Agreements and all other instruments, certificates and documents delivered or required to be delivered by Buyer or any Seller pursuant to this Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement dated the date hereof between the Sellers and the Buyer in the form attached hereto as Exhibit E.

“Unaffiliated Firm” shall have the meaning specified in Section 1.10(c) hereof.

“U.S. Governmental Entity” shall have the meaning set forth in Section 2.12(a) hereof.

ARTICLE X.

MISCELLANEOUS

10.1 Press Releases and Announcements.  No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party or Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party or Parties and the other Party or Parties shall, if practicable, have the right to review such press release or announcement prior to its publication).

10.2 No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates, except that members of the Buyer Group and the Parent Group will be entitled to the rights to indemnification provided to the Buyer Group and the Parent Group, respectively, hereunder.

10.3 Action to be Taken by Affiliates.  The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

10.4 Entire Agreement.  This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement among the Buyer, on the one hand, and the Sellers, on the other hand.  This Agreement supersedes any prior agreements or understandings among the Buyer, on the one hand, and the Sellers, on the other hand, and any representations or statements made by or on behalf of any Seller or any of their respective Affiliates to the Buyer, whether written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement.  The Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

10.5 Succession and Assignment.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Parent (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by any Seller), which written approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, to any entity that acquires all or substantially all of a Party's business or assets.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.6 Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer: ORBCOMM Inc. 2115 Linwood Avenue Suite 100 Fort Lee, NJ 07024 Email: lebrun.chris@orbcomm.com Telecopy: (703) 433-6400 Attention:Christian G. LeBrun, Esq.	Copy to: Chadbourne & Parke LLP 30 Rockefeller Plaza New York, NY 10112 Email: shlee@chadbourne.com Telecopy: (212) 541-5369 Attention: Sey-Hyo Lee, Esq.
If to any Seller: PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413 Email: Ron_Casciano@partech.com Telecopy: (315) 735-4191 Attention: Ronald Casciano, CFO
Copies to:

Legal Department

Email:  legal@partech.com

Telecopy: (315) 735-4191
Attention:   Viola A. Murdock, Esq.

Pierce Atwood LLP
100 Summer Street
Boston, MA  02110
Telecopy:  (617) 824-2020
Attention:  Timothy C. Maguire, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.7 Amendments and Waivers.  The Parties may mutually amend or waive any provision of this Agreement at any time.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.8 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.9 Expenses.  Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.10 Specific Performance.  Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party or Parties may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

10.11 Governing Law.  This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

10.12 Submission to Jurisdiction.  Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.6.  Nothing in this Section 10.12 however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.

10.13 Bulk Transfer Laws.  The Buyer acknowledges that the Sellers will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

10.14 No Other Representations and Warranties.  The representations and warranties of the Sellers set forth in Article II, including the Disclosure Schedule and other schedules hereto (and any updates thereto) constitute the sole and exclusive representations and warranties of the Sellers to the Buyer in connection with the transactions contemplated hereby, and the Buyer acknowledges and agrees that the Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement.

10.15 Construction.

(a)  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.

(e) All references to “$”, “Dollars” or “US$” refer to currency of the United States of America.

10.16 Waiver of Jury Trial.  To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement.

10.17 Incorporation of Exhibits and Schedules.  The Exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.18 Counterparts and Facsimile Signature.  This Agreement may be executed in one or more counterparts (including by facsimile, PDF and/or electronic transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PAR TECHNOLOGY CORPORATION

By: /s/ Paul B. Domorski
     Name: Paul B. Domorski
     Title: Chairman, CEO & President

PAR GOVERNMENT SYSTEMS

CORPORATION

By: /s/ Ronald J. Casciano
     Name: Ronald J. Casciano
     Title: Treasurer

PAR LOGISTICS MANAGEMENT

SYSTEMS CORPORATION

By: /s/ Ronald J. Casciano
     Name: Ronald J. Casciano
     Title: Treasurer

ORBCOMM INC.

By: /s/ Marc Eisenberg
     Name: Marc Eisenberg
     Title: Chief Executive Officer

PLMS ACQUISITION, LLC

By: StarTrak Information Technologies, LLC, its manager

 By: ORBCOMM Inc., its manager

                        By: /s/ Marc Eisenberg
                         Name: Marc Eisenberg
     Title: Chief Executive Officer